UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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DOLLAR TREE, INC.
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DOLLAR TREE, INC.
500 Volvo Parkway
Chesapeake, Virginia 23320

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
to be held on
Thursday, June 18, 2015

To Our Shareholders:

We will hold the annual meeting of shareholders of Dollar Tree, Inc. at The Founders Inn, 5641 Indian River Road, Virginia Beach, Virginia 23464 on Thursday, June 18, 2015 at 10:00 a.m. local time, for the following purposes:

•	To elect eleven director nominees to the Company’s Board of Directors as identified in the attached proxy statement, each to serve as a director for a one-year term;

•	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;

•	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2015;

•	To vote on a management proposal to approve the 2015 Employee Stock Purchase Plan; and

•	To act upon any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 13, 2015 will receive notice of and be allowed to vote at the meeting.

Your vote is important to us. We encourage you to read the attached proxy statement and then sign, date and return your proxy card in the enclosed envelope at your earliest convenience. Sending in your proxy card will not prevent you from voting your shares at the meeting, if you desire to do so.

BY ORDER OF THE BOARD OF DIRECTORS
William A. Old, Jr.
Corporate Secretary
Chesapeake, Virginia
May 18, 2015
IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2015
The Company’s proxy statement and annual report to shareholders for the fiscal year ended January 31, 2015 are available at http://www.dollartreeinfo.com/investors/financial/annuals/

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the annual meeting of shareholders. This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing these proxy materials on or about May 18, 2015 to all shareholders entitled to vote. The Dollar Tree 2014 Annual Report, which includes our financial statements, is being sent with this proxy statement.

The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone: (757) 321-5000.

When and where is the annual meeting?
As shown in the Notice of Annual Meeting, the 2015 Annual Meeting of Shareholders of Dollar Tree, Inc. will be held on Thursday, June 18, 2015, at The Founders Inn, 5641 Indian River Road, Virginia Beach, Virginia 23464 at 10:00 a.m. local time.

Who is entitled to vote at the meeting?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on April 13, 2015. Holders of record have one vote for each share held at the close of business. At that time, there were 206,183,250 shares of Dollar Tree, Inc. common stock outstanding. Votes will be tabulated by our transfer agent, Computershare.

What is the difference between a shareholder of record and a beneficial owner of shares held in “street name?”

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are a shareholder of record. If your shares are held in an account at a brokerage firm, bank, or similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.

How can I cast my vote?

Shareholder of Record

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card or vote over the telephone or the Internet.

•	To vote in person, we will give you a ballot to vote your shares when you arrive at the meeting.

•	To vote using the enclosed proxy card, simply complete, sign, date and return it promptly in the envelope provided.

•	To vote by Internet, go to www.investorvote.com/DLTR and follow the steps outlined on the secured website.

•	To vote by telephone, dial toll free, 1-800-652-VOTE (8683) within the USA, US territories and Canada any time on a touch tone telephone. Follow the instructions provided by the recorded message.

•	If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Beneficial Owner

•	To vote using the enclosed proxy card, simply complete, sign, date and return it promptly in the envelope provided.

•	To vote by Internet, go to www.proxyvote.com and follow the steps outlined on the secured website.

•	To vote by telephone, dial toll free, 1-800-454-8683 (please note that beneficial shareholders may receive a different number based on their broker).

•	If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Shareholders who own their shares in street name are not able to vote at the annual meeting unless they have a proxy executed in their favor from the holder of record of their shares.

What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	FOR each of the Board’s eleven nominees for the Board of Directors;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers;

•	FOR the ratification of the selection of KPMG as our independent registered accounting firm for the fiscal year 2015; and

•	FOR the management proposal to adopt the 2015 Employee Stock Purchase Plan.

Can I change my voting instructions before the meeting?

You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. at the address on page 1 prior to the annual meeting or attending the annual meeting to cast your vote in person.

What constitutes a quorum?
A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present in person or by proxy.

Who will count the votes?
A representative of Computershare, our transfer agent, will act as the Inspector of Election, determine the presence of a quorum and tabulate the votes.
What is the effect of abstentions and broker non-votes?
The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when you fail to provide your broker with voting instructions on a particular proposal and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under the applicable rules. Abstentions and broker “non-votes” with respect to the matters to be voted on at the 2015 annual meeting will have no effect on the outcome.

Unless your broker receives appropriate instructions from you, your broker may no longer use discretionary authority to vote your shares on any of the matters to be considered at the 2015 annual meeting of shareholders other than the ratification of our independent registered public accounting firm. Therefore, we strongly urge you to vote your shares.

If I share an address with another shareholder and we receive only one paper copy of proxy materials, how can I obtain an additional copy of proxy materials?
In some cases, only one proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You can notify our Corporate Secretary at our address on page 1 that you wish to receive a separate copy of the proxy statement in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. Each shareholder will receive voting instructions relative to their individual holdings, regardless of a shared address.

How can I obtain an additional proxy card?
If you lose, misplace or otherwise need to obtain a proxy card and you are a shareholder of record, you should contact Computershare at 1-800-622-6757 (US, Canada, Puerto Rico) or 781-575-4735 (non-US).

If you hold your shares of common stock in “street name” and therefore are not a shareholder of record, contact your account representative at the broker, bank or similar institution through which you hold your shares.
Where and when will I be able to find the voting results?
You can find the official voting results on our Form 8-K within four business days after the annual meeting.

Who pays for the costs of the proxy solicitations?
The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement for out-of-pocket expenses.

PROPOSAL NO. 1- ELECTION OF DIRECTORS

Directors and Nominees

At the 2015 annual meeting of shareholders, the terms of the following directors are expiring: Arnold S. Barron, Macon F. Brock, Jr., Mary Anne Citrino, H. Ray Compton, Conrad M. Hall, Lemuel E. Lewis, J. Douglas Perry, Bob Sasser, Thomas A. Saunders III, Thomas E. Whiddon and Carl P. Zeithaml. The Board proposes to nominate these eleven directors to be re-elected for a one-year term at the 2015 annual meeting of shareholders.
The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.
On January 15, 2015, the Board of Directors adopted and approved amendments to the Company's by-laws to implement a majority voting standard in uncontested director elections. Consequently, a director nominee will be elected by a majority of votes cast in uncontested director elections. In contested elections, the plurality voting standard continues to apply.
In addition, we have a corporate governance policy requiring each director-nominee to submit a resignation letter contingent in part on his or her failure to receive a majority of the votes cast. See page 17 for more on this policy.
Vote Required
Our directors are elected by a “majority” vote in uncontested elections such as this election. Each director nominee shall be elected by a vote of the majority of the votes cast with respect to the director nominee. Shares held by brokers that are not voted in the election of directors will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION CONCERNING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Nominees

Arnold S. Barron Private Investor; corporate director Chairman of the Compensation Committee
Mr. Barron, age 67, was the Senior Executive Vice President, Group President of The TJX Companies, Inc. from 2004 until his retirement in January 2009. His employment with The TJX Companies began in 1979. He held the positions of Executive Vice President, Chief Operating Officer, The Marmaxx Group (2000-2004), Senior Vice President, Group Executive, TJX (1996-2000), Senior Vice President, General Merchandising Manager, T.J. Maxx (1993-1996). From 1979 to 1993, he held several other executive positions within The TJX Companies, Inc.

With more than thirty years of experience in senior management, operations and retail merchandising in the U.S., Canada and Europe, Mr. Barron brings a tremendous combination of skills and experience spanning areas key to our business.

Mr. Barron became a director of Dollar Tree in March 2008. He previously served on the Board of rue21, inc. from 2009 through 2013.

Macon F. Brock, Jr. Non-Executive Chairman Dollar Tree, Inc.
Mr. Brock, age 73, has been Chairman of the Board since 2001 and a director since 1986. He served as the Chief Executive Officer from 1993 to 2003. From 1986, when he co-founded Dollar Tree, until 2001, he served as President. Until 1991, he was an officer and director of K&K Toys, Inc. Mr. Brock earned his B.A. from Randolph-Macon College and served as a Captain in the U.S. Marine Corps. He is a past Chairman of Randolph-Macon College.

As the company’s co-founder, Chairman of the Board and former Chief Executive Officer, Mr. Brock brings to our Board an intimate knowledge of our business coupled with experience in strategic business development, store operations, logistics, procurement, risk management, sales, marketing and other matters. His service on the Board also ensures that the Company’s unique culture and historical commitment to the core values of its customers is preserved. The Board also benefits from his service on the Nominating and Corporate Governance Committee and Compensation Committee of Lumber Liquidators, Inc.

Mr. Brock has served on our Board since 1986. He also serves on the Board of Lumber Liquidators, Inc. He previously served on the Board of rue21, inc. from 2010 through 2013 and he served on the Board of Landmark Communications from 2004 through 2009.

Mary Anne Citrino Senior Advisor, Corporate Advisory Services The Blackstone Group Member of the Audit Committee; Member of the Nominating and Corporate Governance Committee
Ms. Citrino, age 56, has been the Senior Advisor in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm, since 2015. She served as its Senior Managing Director since 2004. Previously, Ms. Citrino was employed at Morgan Stanley for over twenty years. During her years there, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and a Mergers and Acquisitions Analyst.

With thirty years of experience in investment banking, extensive experience in mergers and acquisitions, together with her competence in critical financial analysis and successful record in a variety of business dealings, Ms. Citrino brings essential skills and a unique perspective to the Board.

Ms. Citrino was appointed as a director of Dollar Tree in 2005. She also serves on the Board of Health Net, Inc.

H. Ray Compton Private investor; corporate director Member of the Nominating and Corporate Governance Committee; Member of the Compensation Committee

Mr. Compton, age 72, has been a director since 1986. Mr. Compton was Executive Vice President from 1998 to 2002 and Chief Financial Officer from 1986 to 1998. He retired as a full-time employee in 2002 and became fully retired in 2004. From 1979 until 1991, he was employed in similar roles with K&K Toys, Inc. Prior to 1979, he was associated for fifteen years with a manufacturing company in various accounting and management positions.

Having served as a director for twenty-nine years and a former Chief Financial Officer, Mr. Compton brings to the Board a deep understanding of the company’s history and unique business model. In addition, Mr. Compton’s extensive experience in management, finance and accounting, coupled with his past service as Chairman of the Audit Committee for Hibbett Sports, Inc., is a vital asset to our Board.

Mr. Compton has been a director of Dollar Tree since 1986. He previously served on the Board of Hibbett Sports, Inc. from 1997 to 2005.

Conrad M. Hall Private investor; corporate director Member of the Audit Committee; Member of the Compensation Committee
Mr. Hall, age 71, served as the President and Chief Executive Officer of Dominion Enterprises, a leading media and marketing information services company from 2006 until his retirement in January 2009. Prior to 2006, he served as the President and Chief Executive Officer of Trader Publishing Company since April 1991. From 1989 to 1991, he served as the President of Landmark Target Media, Inc. Mr. Hall joined Landmark Communications, Inc. in 1970 where he held various senior positions, including Executive Vice President and Chief Financial Officer from 1985 to 1989. He also served as the Vice President of The Virginian-Pilot and The Ledger-Star division of Landmark from 1977 to 1981.

Mr. Hall’s experience as a former Chief Executive Officer and his demonstrated success in new business development is of immense value to the Board, especially as we continue to evaluate growth opportunities. He also brings to the Board thirty years of operational expertise, extensive experience in information technology, strategic planning, human resources, and a solid financial background.

Mr. Hall became a director of Dollar Tree in January 2010. He previously served as a director for Dominion Enterprises and Landmark Communications, Inc. from 2006 through 2009. He also served on the Board of Trader Publishing Company from 1991 through 2006.

Lemuel E. Lewis Private investor; corporate director Member of the Audit Committee
Mr. Lewis, age 68, is President of LocalWeather.com, a web-based privately-held media company he founded in 2008. He served as the Executive Vice President and Chief Financial Officer of Landmark Communications, Inc. from 2000 until his retirement in 2006. From 1981 to 2000, he held several other senior positions with Landmark Communications.

Mr. Lewis brings to the Board many years of experience in accounting, finance, human resources, mergers and acquisitions, and business unit operations. The Board also benefits from his valuable financial experience as a former Chief Financial Officer and his service on other Boards, including the Audit Committee Chairman of Markel Corporation and Audit Committee Chairman of Owens & Minor. In addition, our Board has determined that Mr. Lewis qualifies as an Audit Committee financial expert.

Mr. Lewis became a director of Dollar Tree in July 2007. He also serves on the Boards of Markel Corporation and Owens & Minor Inc. He served as Chairman of the Board for the Federal Reserve Bank of Richmond from 2008 through 2010 and was the Chairman of its Audit Committee from 2005 to 2008. He previously served on the Board of Landmark Communications from 2006 through 2008.

J. Douglas Perry Chairman Emeritus Dollar Tree, Inc.
Mr. Perry, age 67, became Chairman Emeritus of the Board in 2001. He had been Chairman of the Board since 1986 when he co-founded Dollar Tree. He also served as Chief Executive Officer from 1986 to 1993. He retired as an employee and officer of the company in 1999. Until 1991, he was an executive officer of K&K Toys, Inc. which he, along with Mr. Brock, Mr. Compton and Mr. Perry’s father, built from the company’s original single store to 136 stores.

As the company’s co-founder, former Chairman and Chief Executive Officer, Mr. Perry brings to the Board vital leadership and executive management skills. His deep understanding and knowledge about our business and its history helps ensure that we remain committed to the culture, core values and principals upon which the company was built.

Mr. Perry has served on our Board since 1986.

Bob Sasser Chief Executive Officer Dollar Tree, Inc.
Mr. Sasser, age 63, has been Chief Executive Officer since 2004 and previously served as the President from 2001 to 2013. He had been Dollar Tree’s Chief Operating Officer from 1999 to 2004. Previously, from 1997 to 1999, he served as Senior Vice President, Merchandise and Marketing of Roses Stores, Inc. From 1994 to 1996, he was Vice President, General Merchandise Manager for Michaels Stores, Inc. Prior to 1994, he held several positions at Roses Stores, Inc., ranging from Store Manager to Vice President, General Merchandise Manager.

Mr. Sasser’s demonstration of outstanding leadership skills, business acumen, commitment to excellence, and his major contributions to the company’s growth and success as the Chief Executive Officer of Dollar Tree, provides essential insight and guidance to our Board. In addition, the Board benefits from Mr. Sasser’s forty-one years of retail experience.

Mr. Sasser was elected to our Board in 2004. He serves on the Board of The Fresh Market, Inc.

Thomas A. Saunders III President, Ivor & Co., LLC Lead Independent Director; Chairman of the Nominating and Corporate Governance Committee
Mr. Saunders, age 78, has been the President of Ivor & Co., LLC, a private investment company, since 2000. He was a founder of Saunders Karp & Megrue Partners, L.L.C., (“SKM”) which controlled the SK Equity Fund, L.P., once a major investor in Dollar Tree. SKM merged with Apax Partners in 2005. Before founding SKM in 1990, he was a Managing Director of Morgan Stanley & Co. from 1974 to 1989. Mr. Saunders is the recipient of the 2008 National Humanities Medal and a recipient of the highest awards bestowed by the Marine Corps University Foundation, the New-York Historical Society, the Virginia Military Institute and the Darden Graduate School of Business at the University of Virginia.

Mr. Saunders brings to the Board valuable financial expertise, including extensive experience in investment banking and a solid understanding of the capital markets. As a company director for twenty-two years and lead independent director for the past eight years, Mr. Saunders also brings to the Board critical leadership skills and a deep understanding of our business.
The Board also benefits from his service on the Nominating and Corporate Governance Committee and Compensation Committee of Hibbett Sports, Inc.

Mr. Saunders has been a Dollar Tree director since 1993. He also serves on the Board of Hibbett Sports, Inc. and previously served on the Board of Teavana Holdings, Inc. from 2011 to 2012.

Thomas E. Whiddon Private investor; corporate director Chairman of the Audit Committee
Mr. Whiddon, age 62, from 2004 to 2013 was an Advisory Director of Berkshire Partners, LLC (a private equity firm), and as such, served in interim executive operating roles for various Berkshire portfolio companies from 2004 to 2006. Previously, he was Executive Vice President of Lowe’s Companies, Inc. from 1996 until his retirement in 2003. During this time, he served as Executive Vice President of Logistics and Technology from 2000 to 2003 and Executive Vice President, Chief Financial Officer from 1996 to 2000. Prior to his tenure at Lowe’s, he served as the Chief Financial Officer and Treasurer of Zale Corporation from 1994 to 1996. From 1986 to 1993, he served as the Treasurer of Eckerd Corporation.

Having served as Chief Financial Officer and Treasurer of successful large public retail companies, coupled with his many years of experience in public accounting, Mr. Whiddon brings to our Board extensive financial expertise. In addition, our Board has determined that Mr. Whiddon qualifies as an Audit Committee financial expert. His service on the Board and a number of Committees of Carter’s Inc. and Sonoco Products Company, Inc. further enhances his contributions to our Board. He also brings a fresh perspective to Dollar Tree’s logistics and technology focus.

Mr. Whiddon has been a member of our Board since 2003. He currently serves as a director of Sonoco Products Company, Inc. and Carter’s Inc.

Carl P. Zeithaml Dean, McIntire School of Commerce University of Virginia Member of the Compensation Committee
Dr. Zeithaml, age 65, is the Dean of the McIntire School of Commerce at the University of Virginia. He is also a Professor in the Management Area specializing in strategic management. He joined the McIntire School in 1997, after eleven years on the faculty in the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill.

Dr. Zeithaml provides the Board with expertise in strategic management with an emphasis on competitive strategy, corporate governance and global strategy. He brings to the Board extensive educational experience and a strong understanding of risk management.

Dr. Zeithaml became a director of Dollar Tree in July 2007.

Executive Officers
(Other than those listed above)

David Jacobs Chief Strategy Officer Dollar Tree, Inc.
Mr. Jacobs, age 46, has been the Chief Strategy Officer since 2012. He was the Senior Vice President of Strategic Planning from 2009 to 2012, and Vice President of Strategic Plannning from 2006 to 2009. From 1996 to 2006, he held a number of positions with The Boston Consulting Group, a leading global strategic management consulting firm, including Partner from 2003 to 2006. From 1994 to 1996, he was an attorney at Weil, Gotshal & Manges, LLC.

Michael Matacunas Chief Administrative Officer Dollar Tree, Inc.
Mr. Matacunas, age 48, joined Dollar Tree in 2013 as the Chief Administrative Officer. Prior to joining Dollar Tree, he was the Chief Executive Officer of The Parker Avery Group (a consultancy serving retailers) from 2007 to June 2013. Previously, he served as the Vice President of Manhattan Associates, Inc. from 2005 to 2006 and from 2003 to 2005 he served as the Vice President of Evant, Inc., a retail software and services company that was acquired by Manhattan Associates, Inc. Prior to Evant, he served in a number of senior level positions where he gained expertise in merchandising, supply chain, organizational development, and technology.

William A. Old, Jr. Chief Legal Officer Dollar Tree, Inc.
Mr. Old, age 61, joined Dollar Tree as the Chief Legal Officer in 2013. Prior to joining Dollar Tree, he was the Vice President and Director at Williams Mullen, P.C. from 2004 to 2013. He previously represented Dollar Tree as its primary outside counsel since 1985.

Gary M. Philbin President and Chief Operating Officer Dollar Tree, Inc.
Mr. Philbin, age 58, became President in 2013 and has been the Chief Operating Officer since March 2007. He previously served as our Senior Vice President of Stores since December 2001. He joined Dollar Tree after a thirty year career in the retail grocery industry. This included serving as the Chief Executive Officer, President and Chief Merchandising Officer of Grand Union from 1997 through the year of the company’s sale in 2000. Prior to Grand Union, he held senior executive level positions with SuperValu from 1996 to 1997, and A&P, from 1993 to 1996. In his career, Mr. Philbin held roles in both merchandising and operations at the corporate level. His career started with the Kroger Company where he held increasing positions of responsibility over a twenty year career.

Robert H. Rudman Chief Merchandising Officer Dollar Tree, Inc.
Mr. Rudman, age 64, has been Chief Merchandising Officer since June 2003. Prior to joining Dollar Tree, he served as President/CEO and minority shareholder of Horizon Group USA from 2000. From 1996 to 2000, Mr. Rudman was President/CEO of his own consulting company, VQ International Inc. From 1991 until 1996, Mr. Rudman was Executive Vice President/Chief Merchandise Officer of Michaels Stores. Prior to joining Michaels, Mr. Rudman served in a number of positions in a wide variety of retail formats, gaining the majority of his experience in merchandise and marketing.

Kevin S. Wampler Chief Financial Officer Dollar Tree, Inc.
Mr. Wampler, age 52, has been the Chief Financial Officer since December 2008. Prior to joining Dollar Tree, he served as Executive Vice President, Chief Financial Officer and Assistant Secretary for The Finish Line, Inc. from October 2003 to November 2008. Mr. Wampler held various other senior positions during his fifteen-year career at The Finish Line, including Senior Vice President, Chief Accounting Officer and Assistant Secretary from 2001 to 2003. Mr. Wampler, a Certified Public Accountant, was employed by Ernst and Young LLP from 1986 to 1993.

Stephen W. White Chief Logistics Officer Dollar Tree, Inc.
Mr. White, age 60, has been Chief Logistics Officer since April 2003. He was the Senior Vice President of Logistics from 1999 to 2003, Vice President of Logistics from 1995 to 1999 and Director of Transportation and Distribution from 1994 to 1995. Prior to joining Dollar Tree, he served as Director of Transportation and held various other positions at Ames Department Stores from 1986 to 1994. Prior to Ames, he held several transportation and supply chain positions with a number of companies, including Shell Oil Company and Eastern Airlines.

Mr. Brock is married to Mr. Perry’s sister. There are no additional family relationships among the directors and executive officers.

HOW NOMINEES TO OUR BOARD ARE SELECTED

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for consideration by the shareholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at http://www.dollartreeinfo.com/investors/corporate/. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site. A copy of the charter is available to all shareholders upon request, addressed to our Corporate Secretary at the address on page 1. All members of the committee are independent under the standards established by the NASDAQ Stock Market.
Our Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Shareholders may recommend candidates for Nominating and Corporate Governance Committee consideration by submitting such recommendation using the methods described under the “Shareholder Nominations for Election of Directors” section on page 10 and “Communicating with our Board Members” on page 19. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although a recommended individual may meet the minimum qualification standards, it does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a shareholder.
In evaluating candidates for election to the Board, our Nominating and Corporate Governance Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board as a whole.
Among other things, the Committee shall consider:

•	the candidate’s ability to help the Board create shareholder value,

•	the candidate’s ability to represent the interests of shareholders,

•	the business judgment, experience and acumen of the candidate,

•	the need of the Board for directors having certain skills and experience,

•	other business and professional commitments of the candidate, and

•	the number of other boards on which the candidate serves, including public and private company boards.
Our Nominating and Corporate Governance Committee does not have a written diversity policy, however, it does give consideration to potential candidates who would represent diversity on the Board with respect to professional background, experience, expertise, age, gender, and ethnicity.
Our Nominating and Corporate Governance Committee identifies nominees in a number of ways. One method is the recommendation of a current member of the Board, who personally knows and has an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, whether personally known to a member of the Board or not. We may contact such persons from time to time to ask whether they would be willing to serve. If they are willing, then the Nominating and Corporate Governance Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Nominating and Corporate Governance Committee also from time to time engages search firms to assist the committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. As mentioned above, our Nominating and Corporate Governance Committee will consider recommendations from shareholders on the same basis as other candidates.
Shareholder Nominations for Election of Directors
Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at the address on page 1. To be timely, the notice must be sent either by personal delivery or by United States certified mail, postage prepaid, and received no later than 120 days in advance of the anniversary date of the proxy statement for the previous year's annual meeting. If no annual meeting was held in the previous year, or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice must be sent not less than 90 days before the date of the applicable annual meeting. The notice must contain the information required by our bylaws about the shareholder proposing the nominee and about the nominee. A copy of our bylaws can be found online at http://www.dollartreeinfo.com/investors/corporate/.

Each shareholder’s notice to the Corporate Secretary must include, among other things:

•	the name and address of record of the shareholder who intends to make the nomination;

•
a representation that the shareholder is a shareholder of record of our company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of our capital stock beneficially owned by the shareholder; and

•
a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include, among other things:

•	the name, age, business address and, if known, residence address, of the nominee;

•	his or her principal occupation or employment;

•	the class and number of shares of our capital stock beneficially owned by such person;

•
any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; and

•	the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.
INFORMATION ABOUT THE BOARD OF DIRECTORS
Director Compensation
Director compensation is established by the Board of Directors and periodically reviewed. In 2013, the Board determined that each non-employee director – that is, every director other than Macon Brock and Bob Sasser - will receive an annual retainer of $180,000, payable quarterly in advance. The amount of the annual retainer remained the same in fiscal 2014. In addition, the Audit Committee chair will receive $30,000 and Audit Committee members will receive $20,000; the Compensation Committee chair will receive $30,000 and Compensation Committee members will receive $15,000; the Nominating and Corporate Governance Committee chair will receive $15,000 and the Nominating and Corporate Governance Committee members will receive $10,000. The Lead Director will receive an additional $35,000. The Board may also authorize additional fees for ad hoc committees, if any. Fees are paid quarterly in advance. We do not offer non-equity incentives or pension plans to non-employee directors.
Under our shareholder-approved 2013 Director Deferred Compensation Plan (DDCP), directors may elect to defer receipt of all or a portion of their board and committee fees to be paid at a future date in either cash or shares of common stock, or to defer all or a portion of their fees into non-statutory stock options. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; whether and to what extent fees are to be deferred in cash or shares or paid in the form of options; in the case of deferral into cash or shares, whether the pay out shall be in installments or lump sum; and the date on which such pay out will commence. In the case of deferrals into options, the number of options to be credited is calculated by dividing the deferred fees by 33% of the closing price on the first day of each calendar quarter, which is the date of grant. The options bear an exercise price equal to the closing price on the date of grant and are immediately exercisable. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect (an average of 3.22% in 2014). See the Director’s Compensation Table below for a description of deferrals in the current fiscal year.
In March 2013, the Board instituted a guideline requiring directors to hold Dollar Tree stock, not including stock options, equal to at least $300,000 in value, measured as of the date the stock was acquired, within four years of election by the shareholders. As of January 31, 2015, all of our directors owned shares in excess of this amount. Consistent with prior years, despite all directors owning shares in excess of this guideline, a majority of the directors have consistently chosen to defer a meaningful portion of their annual cash retainer as shares of common stock or as options (ranging from

60% to 100% of total compensation for participating directors during 2014). See the Director’s Compensation Table below for a description of deferrals in the 2014 fiscal year.
In November of 2013, we replaced Mr. Perry's consulting agreement with a post-retirement benefit agreement that provides for annual fees of $30,000 to be paid to him and ensure his eligibility in our group health plans at his cost. Mr. Perry no longer provides advisory services to the Company as of November 2013.
Mr. Compton, who retired as a full-time employee in 2002 and as a part-time employee in 2004, has a post-retirement benefit agreement that provides for $30,000 to be paid to him annually and allows him to participate in our group health plans at his cost. Mr. Compton does not provide advisory services to the Company.
The following table shows compensation paid to each person who served as a director during fiscal year 2014. (Bob Sasser’s compensation information can be found on page 31 of this document).

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)(3)	Total ($)
Arnold S. Barron	$210,000	$—	$—	$210,000
Macon F. Brock, Jr.	—	550,000	143,620	693,620
Mary Anne Citrino	210,000	—	—	210,000
H. Ray Compton	205,000	—	30,000	235,000
Conrad M. Hall	215,000	—	—	215,000
Lemuel E. Lewis	200,000	—	—	200,000
J. Douglas Perry	180,000	—	30,000	210,000
Thomas A. Saunders III	230,000	—	—	230,000
Thomas E. Whiddon	210,000	—	—	210,000
Carl P. Zeithaml	195,000	—	—	195,000

(1)	This column shows amounts earned for retainers and fees, including fees paid for service on standing and ad hoc committees, not reduced for deferrals.

(2)	This column includes the grant date fair market value in the amount of $550,000 for 10,483 service-based restricted stock units granted on April 1, 2014 for his services as Chairman.

(3)
This column includes post-retirement benefits paid to each Mr. Compton and Mr. Perry, as more fully described in the narrative accompanying this table. In addition, see “Certain Relationships and Related Transactions” on page 41 of this proxy. This column also includes compensation paid to Mr. Brock for his services as Chairman. His "all other compensation" includes: base salary in the amount of $105,769; perquisites in the amount of $27,443 for both a car allowance and executive term life insurance; and profit sharing in the amount of $10,408.

The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2014 under our DDCP, the number of shares underlying those deferrals, and the aggregate number, as of January 31, 2015, of outstanding stock options, including those awarded prior to 2005 and options obtained through deferral of fees (all of which are fully vested), and deferred shares:

Name	Amounts Deferred in 2014 ($)(1)	Shares Underlying Amounts Deferred in 2014 (#)(2)	Total Deferred Shares (#)	Options Outstanding, including Options acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)
Arnold S. Barron	$168,000	2,929	20,709	—	20,709
Mary Anne Citrino	210,000	3,661	55,573	13,700	69,273
H. Ray Compton	—	—	—	—	—
Conrad M. Hall	215,000	3,748	16,033	—	16,033
Lemuel E. Lewis	200,000	3,487	42,159	—	42,159
J. Douglas Perry	—	—	1,671	—	1,671
Thomas A. Saunders III	230,000	12,150	—	204,406	204,406
Thomas E. Whiddon	—	—	—	—	—
Carl P. Zeithaml	117,000	2,039	20,158	—	20,158

(1)
This column shows the dollar amount of retainers and fees deferred in 2014 under the DDCP. Directors may choose to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call “deferred shares”) or options, as more fully described in the narrative in this section. Note that not all deferred amounts shown in this column are represented by underlying shares in the next column, to the extent that fees are deferred into a cash account. In 2014, we credited $402 to Mr. Perry’s deferred cash account (to which he did not contribute in 2014).

(2)
Shares in this column represent deferred shares and in the case of Mr. Saunders, deferral into options. Compensation expense related to these options, valued by the same method as that used for option grants to employees, is recorded upon grant; $329,109 was recorded in 2014.

Meetings of the Board of Directors

The Board of Directors has scheduled four regular meetings in 2015 and will hold special meetings when company business requires. During 2014, the Board held twelve formal meetings and undertook action by unanimous consent on three occasions. Informational update calls are periodically conducted during the year. Each member of the Board attended at least 75% of all Board meetings and meetings of committees of which he or she was a member.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The memberships and functions of these committees are set forth below. The Board does not have a standing Executive Committee. Other committees may be established to consider non-routine matters as the Board deems necessary.

Audit Committee
The Audit Committee has four members: Thomas E. Whiddon (Chairman), Mary Anne Citrino, Conrad M. Hall and Lemuel E. Lewis. The functions of this committee include:

•	reviewing management’s assessment of our internal control over the financial reporting process;

•	reviewing results of internal control testing related to Section 404 of the Sarbanes-Oxley Act of 2002;

•	reviewing our quarterly and annual financial statements;

•	reviewing the audit efforts of our independent auditors and internal audit department;

•	reviewing related party transactions; and

•	selecting the independent auditors and any independent counsel or other advisers it deems necessary.
The Audit Committee met in person or via teleconference eight times in 2014 and undertook actions by unanimous consent on two occasions. In addition, the Chairman of the committee conducted periodic updates with the independent auditors and/or financial management.
Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. In addition, our Board has determined that the chairman of our Audit Committee, Thomas Whiddon, and Audit Committee member Lemuel Lewis, by virtue of their careers serving as Chief Financial Officers for large companies as well as other experience, qualify them as “audit committee financial experts,” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.
Report of the Audit Committee
The Audit Committee’s main purpose (in accordance with its written charter adopted by the Board of Directors) is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the company.
In connection with these responsibilities, the Audit Committee:

•	met with management and the head of our internal audit department to discuss the company’s risk management, control, and governance processes;

•	discussed with counsel our compliance with NASDAQ listing requirements and other securities regulations;

•
met with management and KPMG LLP, our independent registered public accounting firm, to review and discuss the quarterly and annual financial statements of the company for the fiscal year ended January 31, 2015;

•	discussed with KPMG the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees);

•	discussed with KPMG the quality, not just the acceptability, of our accounting principles;

•
received from KPMG written disclosures and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence;

•	reviewed and approved KPMG’s fees for audit, audit-related and tax services; and

•	discussed with KPMG any relationships that may impact their objectivity and independence.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2015 be included in the company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Mary Anne Citrino    Conrad M. Hall        Lemuel E. Lewis            Thomas E. Whiddon

Compensation Committee

The Compensation Committee has four members: Arnold S. Barron (Chairman), H. Ray Compton, Conrad M. Hall and Carl P. Zeithaml.

The functions of this committee include:

•	overseeing our compensation and benefit practices;

•	establishing the compensation arrangements for our executive officers;

•	administering our executive compensation plans and Employee Stock Purchase Plan;

•	administering and considering awards under our stock- and equity-based compensation plans; and

•	reviewing annually executives’ stock ownership levels to ensure compliance with the Company’s executive ownership policy.

The Compensation Committee met in person or via teleconference four times in 2014 and undertook actions by unanimous consent on one occasion. In addition, the Chairman engaged in numerous in-depth discussions with members of management.

All members of the Compensation Committee meet the independence requirements of the Nasdaq Stock Market and regulations of the Securities and Exchange Commission. The report of the Committee, together with our Compensation Discussion and Analysis and information regarding executive compensation, can be found beginning on page 19.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members: Thomas A. Saunders III (Chairman), Mary Anne Citrino and H. Ray Compton. The purpose of this committee is to advise the Board of Directors on the composition, organization and effectiveness of the Board and its committees, and on other issues relating to the corporate governance of the company. The committee’s primary duties and responsibilities are to:

•
recommend candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the annual shareholders meeting;

•	if the Chairman of the Board is not independent, recommend an independent director to be considered by the Board to be appointed as Lead Director;

•	recommend nominees to be appointed by the Board to fill interim director vacancies;

•	review periodically the membership and Chair of each committee of the board and recommend committee assignments to the board, including rotation or reassignment of any Chair or committee member;

•	monitor significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each director;

•	lead the Board in its biennial performance evaluation;

•	evaluate and administer our Corporate Governance Guidelines and recommend changes to the Board;

•	review our governance structure;

•	recommend policies for compensation and equity ownership guidelines for Board members who are not executive officers, as well as expense reimbursement policies;

•	review annually the directors’ stock ownership levels to ensure compliance with our director target ownership policy;

•	monitor annually the education of Board members on matters related to their service on the Board; and

•	advises the Board on its composition, committees, structure, practices and self-evaluation.

The Nominating and Corporate Governance Committee met in person or via teleconference on four occasions in 2014. During 2014, the committee continued to review potential candidates for Board seats in order to further enhance the Board’s effectiveness. For further information on the committee, its composition and procedures, please see the discussion beginning on page 10.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE
Independence

Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board of Directors from the management of our company. The following eight directors have been determined by our Board to be, and have been throughout 2014, independent directors within the applicable listing standards of the NASDAQ Stock Market: Arnold S. Barron, Mary Anne Citrino, H. Ray Compton, Conrad M. Hall, Lemuel E. Lewis, Thomas A. Saunders III, Thomas E. Whiddon, and Carl P. Zeithaml. All members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent under the same standards. Our Board has reviewed the various relationships between members of our Board and the company and has affirmatively determined that none of our directors or nominees has material relationships with Dollar Tree, other than Messrs. Brock, Perry and Sasser who are or were members of management or were paid consultants. See “Information about the Board of Directors” on page 11 and “Certain Relationships and Related Transactions” on page 41 for a discussion of relationships between the company and certain directors.

If the slate of directors proposed to be elected at the 2015 annual meeting of shareholders is elected, all committees of our Board will continue to be comprised solely of independent directors. The basis for an independence determination by our Board is either that the director has no business relationship other than his or her service on our Board, or that while a director may have some involvement with a company or firm with which we do business, our Board has determined that such involvement is not material and does not violate any part of the definition of “independent director” under NASDAQ listing standards. None of our current executives sit on any of our committees.

At the regular meetings of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board.

Corporate Governance Guidelines

We adopted formal Corporate Governance Guidelines, a copy of which is available online at www.DollarTreeinfo.com in the Investor Relations section.

Board Leadership Structure

Our corporate guidelines state that, in the event our Chairman is not an independent director, the Board shall name a Lead Director who is independent. Because Macon F. Brock, Jr., our Chairman, is not independent, our Board appointed Thomas A. Saunders III as Lead Director in May 2007, upon the recommendation of the Nominating and Corporate Governance Committee. Since 2007, the Board has annually confirmed him in this role. Mr. Saunders' role is similar to that of an Independent Chairman. As our Lead Director, he has clearly defined leadership authority and responsibilities, including: setting the agenda for and presiding over executive sessions of solely independent directors; conferring with the Chief Executive Officer and Chairman; communicating feedback from the Board regarding the CEO’s performance; working with the Chairman to set the Board agenda; and remaining well-informed about senior management and succession plans. We believe that as Lead Director, Mr. Saunders has been effective at enhancing the overall independent functioning of the Board.

After careful consideration, the Board determined that its current leadership structure is the most appropriate for Dollar Tree and its shareholders. As part of the company’s ongoing commitment to corporate governance, the Board periodically considers its leadership structure and the role of the Lead Director.

Majority Vote Standard for the Election of Directors

Our Corporate Governance Guidelines also set forth our procedure if a director-nominee does not receive a majority of the votes cast in an uncontested election. Prior to an election, each director-nominee submits a resignation letter, contingent upon such individual failing to receive more than 50% of the votes cast in an uncontested election. In such event, the resignation would be considered by the Nominating and Corporate Governance Committee, which would recommend to the Board what action to take with respect to the resignation.

Board’s Role in Risk Oversight
The Board of Directors is actively involved in overseeing enterprise risk, primarily through the assistance of its Audit Committee whose charter requires that its members be knowledgeable of and inquire about risk related to the company’s business. The company’s Internal Audit Department conducts an annual investigation and evaluation of enterprise risk which focuses on four primary areas essential to the successful operation of the company: 1) strategic, 2) financial, 3) operational and 4) governance. The Internal Audit department reports its findings to and answers inquiries of the Audit Committee. The Committee Chair then shares this information with the full Board at its next meeting and responds to its directors.
The Audit Committee also engages in dialogue and receives updates at or between its meetings from the Vice President of Internal Audit, the Chief Financial Officer, Chief Legal Officer and the Chief Executive Officer on matters related to risk. The Committee shares appropriate information with the Board, either at its next meeting or by other more immediate communication. In addition, the Company’s Disclosure Committee meets at least quarterly and monitors internal controls over financial reporting and ensures that the company’s public filings contain discussions about risks our business faces, all of which is reported to the Board. In addition to the Audit Committee, other committees of the Board consider risk within their areas of responsibility. In setting executive compensation, the Compensation Committee considers risks that may be implicated by our compensation programs and endeavors to set executive compensation at a level that creates incentives to achieve long-term shareholder value without encouraging excessive risk-taking to achieve short-term results. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee reports its findings to the full Board.
Code of Ethics

Our Board has adopted a Code of Ethics for all our employees, officers and directors, including our Chief Executive Officer and senior financial officers, which was recently reviewed and approved by the Board on January 15, 2015. A copy of this code may be viewed at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.” In addition, a printed copy of our Code of Ethics will be provided to any shareholder upon request submitted to the Corporate Secretary at the address on page 1.

Charters of our Board Committees

The charters of our Board committees are available on our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.” In addition, printed copies of any of our Board committee charters will be provided to any shareholder upon request submitted to the Corporate Secretary at the company’s address on page 1.

COMMUNICATING WITH OUR BOARD MEMBERS

Our shareholders may communicate directly with our Board of Directors. You may contact any member of our Board, any Board committee or any chair of any such committee by mail. To do so, correspondence may be addressed to any individual director, the non-management directors as a group, any Board committee or any committee chair by either name or title. All such mailings are to be sent in care of “Corporate Secretary” at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320. To communicate with our directors electronically, emails may be sent to CorpSecy@DollarTree.com.

Mail received as set forth in the preceding paragraph may be examined by the Corporate Secretary from the standpoint of security and for the purpose of determining whether the contents actually represent messages from shareholders to our directors. Depending upon the facts and circumstances outlined in the correspondence, the Corporate Secretary will forward the communication to the Board, or any director or directors, provided that the contents are not in the nature of advertising, promotions of a product or service, or patently offensive material.

In addition, any person who desires to communicate financial reporting or accounting matters specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the chairman of the Audit Committee at our corporate headquarters address, noted above, or electronically to AuditChair@DollarTree.com. Communications to our Audit Committee may be submitted anonymously, if sent by mail, addressed to the Audit Committee Chair. All correspondence will be examined by the Corporate Secretary and/or Internal Audit from the standpoint of security and depending upon the facts and circumstances outlined in the correspondence, the communications will be forwarded to our Audit Committee or Audit Committee Chair for review and follow-up action as deemed appropriate.

In 2009, we created the position of Vice President, Corporate Governance. This officer serves as the liaison with our shareholders on governance matters. We established this position to provide a more direct channel for communications with shareholders, to ensure an open dialogue on an ongoing basis and to promote increased understanding of industry standards for best practices in corporate governance as they evolve.

We expect each of our directors to attend the annual meeting of our shareholders. All of the eleven incumbent directors were in attendance at the 2014 annual meeting of our shareholders.

Shareholder Proposals for the 2016 Annual Meeting

Shareholder proposals for the annual meeting of shareholders to be held in 2016 will not be included in our proxy statement for that meeting unless received by us at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on January 19, 2016. Such proposals must contain the information and meet the requirements set forth in our bylaws and in Rule 14a-8 of the Securities and Exchange Commission relating to shareholder proposals. See page 10 for additional requirements for the submission of shareholder nominations to the Board. Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 will be considered untimely after January 19, 2016. If notice of such a shareholder proposal is received by us after such date, then the proxies we solicit for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposals that were not submitted in a timely manner, without including a description of such proposals in the proxy statement for that meeting.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Compensation Committee of our Board of Directors is responsible for developing, overseeing and implementing our compensation program for executive officers. In carrying out its responsibilities, each year the Compensation Committee reviews and establishes the compensation of our Chief Executive Officer and approves the compensation of our other executive officers. The Compensation Committee is committed to a pay-for-performance policy that guides its discussions and determinations with respect to executive compensation.

In structuring compensation for executives, the Compensation Committee seeks to attract, motivate and retain executive talent and to offer greater rewards for superior individual and corporate performance. To achieve these goals, the Compensation Committee provides a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of our shareholders. In 2014, the Compensation Committee established base salaries, approved targets and awards under an annual cash incentive plan and made long-term incentive awards, the vesting of which are subject to our achieving a target level of performance and the executives remaining with us over a specified period of time.

A discussion of the principles, objectives, components and determinations of the Compensation Committee is included in the Compensation Discussion and Analysis that follows this Compensation Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2015 annual meeting of shareholders.

SUBMITTED BY THE COMPENSATION COMMITTEE

Arnold S. Barron        H. Ray Compton        Conrad M. Hall         Carl P. Zeithaml

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of Dollar Tree or any of our subsidiaries, except H. Ray Compton who was an officer of the company until his retirement in 2004. In addition, none of the members of the Compensation Committee has or had any relationship with the company during fiscal 2014 that requires disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to compensation committee interlocks and insider participation.

Compensation Discussion and Analysis

Financial Highlights for Fiscal Year 2014

•	The Company's consolidated net sales increased 9.7% to $8.60 billion from $7.84 billion in the prior year;

•
Consolidated same-stores sales increased 4.4% on a constant currency basis, compared to a 2.4% increase for fiscal year 2013. Adjusted for the impact of Canadian currency fluctuations, the same-store sales increase was 4.3%;

•	Excluding acquisition-related costs, the operating margin was a sector-leading 12.4%, a 4 basis point increase compared to the prior year; and

•
Net income, compared to the prior year, increased $2.5 million to $599.2 million, and diluted earnings per share increased by 6.6% to $2.90. Excluding acquisition-related costs, net income increased $48.9 million to $645.6 million and diluted earnings per share increased 14.7% to $3.12.

2014 Executive Compensation Overview

We are committed to a pay-for-performance policy for our executives that appropriately balances each executive’s total compensation between cash and non-cash and short and long-term components, while ensuring that a significant portion of pay is performance-based and therefore, at risk. We believe that our executive compensation program, combined with our stock ownership guidelines, effectively link the interests of our executive officers with the interests of our shareholders and focuses the executives on the long-term growth and profitability of our business, without encouraging excessive risk-taking.

The following provides an overview of executive compensation actions in fiscal 2014:

•	The Compensation Committee approved base salary increases and cash bonus payouts for our named executive officers;

•	The Compensation Committee approved long-term equity incentive awards in the form of performance-based restricted stock units to each of our named executive officers; and

•
The Compensation Committee approved target award values for each of our named executive officers under the Company’s three-year long-term performance plan made available under the Company’s Omnibus Incentive Plan.

Governance of Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board.     The Compensation Committee has the direct responsibility to determine and approve the compensation of the named executive officers. The Compensation Committee has historically consulted, and expects to continue to consult, with the Chief Executive Officer and senior management, as well as an external compensation consultant retained by the Compensation Committee when deemed appropriate, in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the named executive officers.

Role of the Chief Executive Officer in Compensation Decision-Making

In general, at the Compensation Committee’s request, our Chief Executive Officer may review and recommend the compensation structure and awards for the other named executive officers to the Compensation Committee or its consultants. The Chief Executive Officer also provides information to the Compensation Committee and its consultants regarding the job performance and overall responsibilities of the other named executive officers. He makes no recommendations concerning his own compensation to the Compensation Committee or its consultants. The Chief Executive Officer does not possess the right to call a meeting of the Compensation Committee, but the Compensation Committee would likely convene a meeting at his request. The Chief Executive Officer does not vote on executive compensation matters nor is he present when his compensation is being discussed or approved.

Role of the Compensation Consultant

Pursuant to its written Charter, the Compensation Committee has the authority to engage the services of outside independent advisers. Aon Hewitt LLC was retained in the spring of 2010 to assist the Compensation Committee in determining the appropriateness and competitiveness of our executive compensation program. The Compensation Committee continues to engage Aon Hewitt on an ad hoc basis for executive compensation consulting services. No executive officer had the authority to direct the work of Aon Hewitt with regards to its work with the Compensation Committee. The Compensation Committee bears ultimate responsibility for approving the compensation of all named executive officers.

In fiscal 2014, the Compensation Committee engaged Aon Hewitt to provide executive compensation consulting services. The Company paid $53,861 to Aon Hewitt for these services. With respect to additional services, the Company paid Aon Hewitt $122,732 for compensation services related to its Employee Stock Purchase Plan and the pending acquisition of Family Dollar Stores, Inc. ("Family Dollar"). In addition, Aon Risk Services, Inc. (“Aon Risk”), an affiliate of Aon Hewitt, provided insurance brokerage services to the Company for which it received commissions. The Company paid $552,438 for the insurance brokerage services in fiscal 2014.

The decision to engage Aon Hewitt and Aon Risk for these additional services was made by management, and the approval of the Compensation Committee or Board of Directors was not required or requested. However, the Compensation Committee has reviewed its relationship with the consultant, taking into consideration the six independence factors set forth in Rule 10C-1 under the Securities Exchange Act of 1934. The Committee also reviewed the internal guidelines adopted by Aon Hewitt to guard against any potential conflict of interest and ensure its consultants provide only independent advice, regardless of fees paid to the firm. Based on its review, the Compensation Committee has identified no conflicts of interest and believes the additional services provided to management by Aon Hewitt and Aon Risk do not impair the objectivity of the advice rendered by Aon Hewitt to the Compensation Committee on executive compensation matters.

Further information on the Compensation Committee's procedures for determining executive compensation is included in its Charter which can be found at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading "Corporate Governance.”

Objectives of Our Compensation Program

The Compensation Committee has adopted a pay-for-performance policy for executive officers that balances each executive's total compensation between cash and non-cash, and current and long-term, components. The principal objectives of our compensation policies are to:

•	align executive pay with shareholders' interests;

•	provide executive pay that is competitive among our peer group;

•	recognize individual initiative and achievements;

•	attract, motivate and retain highly qualified executives; and

•	unite the executive management team to a common objective.

Assessment of Risk

We have reviewed our compensation policies and practices for all employees and concluded that such policies and practices are not reasonably likely to have a material adverse effect on our company.

Say on Pay Votes

In compliance with Section 14A of the Securities Exchange Act of 1934, the Company asks the shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Company’s proxy statement (commonly known as “Say on Pay”). The Company believes that Say on Pay is an important means by which shareholders may express their views regarding the Company’s executive compensation and has decided to hold a Say on Pay advisory vote on an annual basis.

During our June 2014 annual shareholders’ meeting, we provided our shareholders with an advisory vote to approve the compensation of our named executive officers. The Company received an overwhelming support of 98% for its Say on Pay proposal. The Compensation Committee believes the results of these Say on Pay votes reflect our shareholders’ approval of our executive compensation program. Therefore, the Compensation Committee did not make any changes to its executive compensation program as a result of the 2014 Say on Pay votes.

Executive Compensation Principles

Our executive compensation program consists of base salaries, cash bonus incentives, and long-term incentives generally in the form of cash and restricted stock units. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. We expect a significant portion of an executive's total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive is personally responsible and accountable. In contrast, we believe that long-term incentive compensation should reward an executive for his or her contribution to our long-term corporate performance and shareholder value. Under our policy, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

We differentiate compensation to executives based on the principle that total compensation should increase with an executive's position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore be at risk, as position and responsibility increases. Thus, executives with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive's position and responsibility increases, the use of long-term incentive compensation should increase as a percentage of total compensation because our senior executives have the greatest influence on our strategic performance over time.

The difference between the compensation of the Chief Executive Officer and the other named executive officers is due to a variety of factors, including his unique role as primary architect of the Company’s strategic vision, as well as his responsibility for achievement of the Company’s operational goals. Accordingly, he receives a higher base salary, higher annual bonus incentives and higher long-term equity incentives as a product of his greater authority, responsibility and oversight.

How Executive Pay Levels are Determined

The Compensation Committee reviews our executive compensation program every year and periodically conducts an in-depth market analysis of executive compensation as it determines is necessary to ensure that our compensation programs meet our objectives. Decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors. The Compensation Committee considers recommendations of the Chief Executive Officer with respect to the compensation of other executives but makes its own determinations in all cases.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•
the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable; and

•	historical cash and equity compensation levels.

Amounts realizable from prior compensation, including equity awards, are not generally considered in setting current year compensation.

In fiscal 2014, the Compensation Committee reaffirmed its peer group which consists of the following 16 companies that we believe are similarly situated to Dollar Tree and represent the markets in which we compete for executive talent:

Advance Auto Parts Inc.	Kohl’s Corp.
AutoZone Inc.	Limited Brands, Inc.
Bed Bath & Beyond, Inc.	O’Reilly Automotive Inc.
Dick’s Sporting Goods, Inc.	PetSmart, Inc.
Dollar General Corp.	Ross Stores Inc.
Family Dollar Stores Inc.	Sally Beauty Holdings, Inc.
Foot Locker Inc.	Staples, Inc.
Gap, Inc.	Tractor Supply Co.

The peer group was developed based primarily upon Dollar Tree’s industry and size. Revenue growth and market capitalization were selected as the appropriate size filters. In October 2014, Aon Hewitt assisted the Compensation Committee with identifying positions comparable to those of our named executive officers and providing the Committee with benchmarking data for both total direct compensation and each element of total direct compensation within the peer group. This analysis provided the Committee with a perspective on Dollar Tree’s pay-for-performance relationship relative to its peers. The Committee reviews data from the peer group companies as a point of reference to help ensure that our overall compensation remains competitive.

In evaluating the competitiveness of Dollar Tree named executive officers’ compensation in October 2014, the Compensation Committee, with the assistance of Aon Hewitt, found that overall, the total direct compensation for the majority of our executives was within the competitive range of the market median.

Components of Executive Compensation

The executive compensation program consists of three principal components: base salary, annual bonus incentives and long-term incentives. The Compensation Committee considers these components individually and reviews the overall distribution between them but does not target specific allocation percentages or amounts.

While we do not offer executives a pension plan, each executive may elect to defer a portion of his or her annual cash compensation into our Non-Qualified Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Table and narrative disclosure following this discussion. We also provide our executives with the benefits that are commonly available to our full-time associates, including participation in our profit-sharing and 401(k) savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.

We extend to our executives a limited number of perquisites, including a monthly car allowance, in recognition of the extensive travel required in managing a business of our size; the reimbursement for up to $3,000 in tax and financial planning to assist executives in managing their financial situations; an executive physical, in order to ensure the health and continuity of our executive team; and an employer-paid portable term life insurance plan for executives, which includes a one times base annual salary benefit.     We believe the nature and amounts of all perquisites provided to our named executive officers are reasonable and that they support our expectations of an engaged and productive executive team.

Our compensation and benefits programs provide basic economic security for our employees at a level consistent with competitive practices to help retain a highly skilled and qualified workforce, including at the executive level. The annual bonus and long-term incentive compensation programs are designed to reward performance measured against goals and standards established by the Compensation Committee and to encourage executives to increase shareholder value by focusing on growing revenue and earnings, generating cash flow and efficiently deploying capital, and to ensure retention of key personnel.

The principal components of executive compensation and the rationale and methodology for each are further described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2014,

2013 and 2012 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies. Base salaries are reviewed annually and adjustments are made as required to recognize outstanding individual performance, expanded duties or changes in the competitive marketplace.

The Compensation Committee determined during its March 2014 meeting that our named executive officers would receive base salary increases in order to keep salaries at competitive levels.     Base salaries paid to our named executive officers in fiscal 2014 are contained in the Summary Compensation Table in this Proxy Statement.

Annual Bonus Incentives

Executives and certain salaried associates have the opportunity to earn an annual cash bonus under our Management Incentive Compensation Plan (MICP). The MICP is intended to provide incentive bonuses that are reasonable in relation to the payment of base salaries and overall compensation to executives, reward executives for superior performance and are expected to be competitive.

The Company performance goals are generally based on U.S. operating income targets defined by the annual budget as approved by the Board of Directors at the beginning of the fiscal year. The performance targets are intended to be challenging but achievable, and serve to focus our management team on a common goal while aligning efforts with shareholder interests.

The MICP is expressed as a percentage of salary. At the executive level, the target is weighted more heavily toward corporate performance, thereby more closely aligning executives’ interests with the interests of shareholders. As described above, the Compensation Committee establishes the MICP corporate performance target, which is generally derived from the annual budget approved by the Board of Directors at the beginning of the fiscal year. Individual performance goals are based on the area over which the executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, etc.

For 2014, incentive bonuses were targeted at 120% of base salary for the Chief Executive Officer, 90% of base salary for the President and Chief Operating Officer and 70% of base salary for all other executive officers. Of that amount, 85% is linked to a specified U.S. operating income target and 15% to individual performance. In order for an executive to receive any bonus, we must achieve at least 85% of the operating income target. Once at least 85% of the target is reached, payment for a portion of the bonus for the corporate performance component is made. Maximum bonus is earned with performance achieved at 125% of target (see table below).

The following table illustrates the variation that can occur at differing levels of corporate performance compared to target, based on salary percentages applied to bonuses for 2014:

% of Corporate Performance Target Attained	Portion of Executive’s Corporate Performance Bonus Deemed Earned	Corporate Performance Component as a percent of salary (CEO) (120% target)[1]	Corporate Performance Component as a percent of salary (President and COO) (90% target)[1]	Corporate Performance Component as a percent of salary (other executives) (70% target)[1]
Below 85.0%	0.0%	0.0%	0.0%	0.0%
85.0%	25.0%	25.50%	19.13%	14.88%
90.0%	50.0%	51.00%	38.25%	29.75%
95.0%	75.0%	76.50%	57.38%	44.63%
100.0%	100.0%	102.00%	76.50%	59.50%
105.0%	125.0%	127.50%	95.63%	74.38%
110.0%	150.0%	153.00%	114.75%	89.25%
115.0%	175.0%	178.50%	133.88%	104.13%
120.0%	200.0%	204.00%	153.00%	119.00%
125.0% or above	225.0%	229.50%	172.13%	133.88%

1. Represents the corporate performance component of 85% multiplied by the level of bonus deemed earned multiplied by the target bonus level.

The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual results are available, upon approval by the Compensation Committee, generally in April. The Compensation Committee may revise the target amount to account for unusual factors such as, but not limited to, the acquisition of a company, expenses related to changes in accounting rules and non-cash charges. Any modification is carefully considered by the Committee and applied only in special circumstances that warrant the modification. The Compensation Committee did not exercise such discretion with respect to the 2014 bonus payments.

We believe that our performance goals are sufficiently difficult as to represent a challenge for our management, while remaining reasonably attainable. Any portion of the bonuses described above may be paid through the Omnibus Incentive Plan in order to preserve the Company’s deduction under Section 162(m) of the Internal Revenue Code. In such event, the additional restrictions of the Omnibus Incentive Plan shall apply to the applicable payments.

For 2014, the operating income target was $1,087,400,000 for our U.S. operations, which reflected our strategic plan. The definition of operating income approved by the Compensation Committee for purposes of measuring the 2014 target performance under the MICP excludes results from our Canadian business and operations. Additionally, because of the proposed acquisition of Family Dollar, the 2014 target performance also excludes any costs, expenses, or deductions relating to or resulting from possible mergers, acquisitions or business combinations pursued by or involving the Company ("Merger Costs").     During its March 2015 meeting, the Compensation Committee certified that the Company achieved a U.S. operating income of $1,084,406,607 in fiscal 2014, which reflected an achievement of 99.72% of the fiscal 2014 annual incentive bonus performance goal. Accordingly, a payout of 98.6% of the corporate performance portion of the annual incentive bonus target amount was made to each named executive officer. The actual bonus amount earned in fiscal 2014 and paid in April of 2015 to each of our named executive officers is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 31 of the Company’s proxy statement. For 2015, the operating income target will again exclude Merger Costs as well as income from Family Dollar.
As described earlier, 85% of the annual incentive bonus is based on corporate performance while 15% of the annual incentive bonus is based on individual performance. At the beginning of each fiscal year, individual goals are established and approved for each named executive officer. For the Chief Executive Officer, factors considered by the Compensation Committee when determining the individual performance portion of his 2014 bonus fell within the following goal categories: leadership, organizational development, strategic planning, sales growth in the U.S and Canada, and supply chain initiatives. At the March 2015 meeting, the Compensation Committee conducted an evaluation of the Chief Executive Officer’s performance based on the categories outlined above to determine the extent to which his individual goals were achieved, found they were substantially achieved and approved the amount of his 2014 annual incentive bonus as listed in the Summary Compensation Table on page 31 of the proxy statement.

For other named executive officers, factors considered in determining the individual performance portion of the bonus paid were based on the area over which the executive is responsible and were generally aligned with the strategic direction of the Company. Fiscal 2014 year-end performance evaluations were conducted for each named executive officer consisting of both subjective and objective criteria and certain core competencies on which all of our employees are evaluated. For the Chief Financial Officer, the factors considered fell within the goal categories of SG&A cost reduction, oversight of capital structure, real estate growth strategy, shrink reduction, oversight of systems and process improvements relating to accounting controls and operational effectiveness. For the President and Chief Operating Officer, the goal categories were achievement of real estate plan and sales growth in the U.S and Canada, supply chain initiatives, customer experience initiatives, operational effectiveness and organizational development.

For the Chief Merchandise Officer, the goal categories were sales growth and new store productivity in the U.S. and Canada, inventory productivity, organizational development and operational effectiveness. For the Chief Administrative Officer, the goal categories were organizational development, recruiting, oversight of Information Technology department and strategies, SG&A improvement and supply chain initiatives. In March 2015, the evaluations were reviewed and accepted by the Compensation Committee, with input from the Chief Executive Officer. Each named executive officer received an overall goal score that fell within the “meet expectations” or “exceed expectations” performance rating for fiscal 2014.

Long-Term Incentives

The Compensation Committee provides equity incentives to executives through the Omnibus Incentive Plan. The Omnibus Incentive Plan permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. Long-term equity incentives generally have been made available to executives in the form of restricted stock units. These awards provide executives with an opportunity to accumulate our common stock and associated wealth related to that ownership.

The Compensation Committee’s objective in granting equity incentives is to balance the mix to achieve alignment with shareholder interests while also focusing on retention and stock ownership. Restricted stock and restricted stock units provide more immediate value to associates, including executives, even in advance of stock price appreciation, with the opportunity for increased value as the stock price increases. Restricted stock and restricted stock units also provide the opportunity for executives to acquire our shares and are therefore useful for retention and motivation. In addition, all equity incentives vest over multiple years. Multiyear vesting focuses executives on consistent long-term growth in shareholder value and requires executives to remain employed with us for extended periods to receive the full benefit of the awards. Multiyear performance goals support consistent growth in shareholder value across a longer time horizon.

In March 2014, the Committee approved the dollar value of performance-based restricted stock units granted to our executives that will vest ratably over three years. These awards are subject to the achievement of 80% of the target U.S. operating income for fiscal 2014. Thus, the awards are tied to performance measures that align executives’ interests with those of our shareholders and are fully at risk. The Compensation Committee certified in March 2015 that the performance goal established for the restricted stock units granted to each of our named executive officers on April 1, 2014, was met. The amounts listed in “Estimated Future Payouts Under Equity Incentive Plans” column of the Grants of Plan-Based Awards Table on page 33 reflect the actual number of units approved and granted, which will vest in approximately three equal installments beginning on April 1, 2015, provided the named executive officers remain continuously employed with the Company through the vesting dates.

In June of 2011, the Compensation Committee approved a new three-year long-term performance program (“LTPP”). The program provides for payments contingent upon the achievement of a cumulative performance goal that is measured over a three-year performance period. Provided that performance is met, the award is settled in both cash and restricted stock units. As further discussed below, the LTPP program has historically used Company operating results as its performance goal. Because of the pending acquisition of Family Dollar, for the 2015 awards, the Compensation Committee decided to adopt achievement of a specified level of corporate synergies as the three-year goal during the transition and integration of the companies.

2012 LTPP Grants. During the March 2015 meeting, the Compensation Committee certified the performance achievement for the 2012 LTPP grant for the three-year performance period beginning on January 29, 2012 and ending on January 31, 2015 (“2012 LTPP Grants”). The operating income target for the 2012 LTPP Grant was $2,773,272,000 for our U.S. operations. For purposes of measuring the target performance under the 2012 LTPP Grants, operating income excludes results from our Canadian business and operations, but did not exclude any Merger Costs. The Compensation Committee certified that the Company achieved a U.S. operating income of $2,971,280,668 which reflected an achievement of 107% of the 2012 LTPP performance goal. Accordingly, a payout of 120% of the target value of the 2012 LTPP Grants was made to each named executive officer in 2015. The actual number of restricted stock units approved and granted to the named executive officers were as follows: 7,617 RSUs to Bob Sasser; 5,078 RSUs to Kevin Wampler; 5,714 RSUs to Gary Philbin; and 5,078 RSUs to Robert H. Rudman. For the cash component, the amounts paid are included in the "Non-Equity Incentive Plan Compensation" column under the Summary Compensation Table on page 31.

2013 LTPP Grants and 2015 Supplemental Grants. In March 2013, the Compensation Committee approved awards to our named executive officers under the LTPP (“2013 LTPP Grants”). Similar to the 2012 LTPP Grants, the target value of the award was divided equally between cash and restricted stock units and the target number of restricted stock units was calculated using the fair market value of a share of Dollar Tree stock on March 22, 2013. The pay-out also ranged between zero percent (0%) and two hundred percent (200%) of the officer’s individual target award based on the level at the which Company achieves its three-year U.S. operating income goal for the performance period beginning on February 3, 2013 and ending on January 30, 2016 (“2013 LTPP Goal”). However, because the pending acquisition of Family Dollar was not yet contemplated as of the grant date, the 2013 LTPP Goal did not exclude Merger Costs or any income that may be attributable to Family Dollar during the performance period. The Compensation Committee concluded that maintaining the 2013 LTPP Grants in their original form would undermine the Committee’s goals and create skewed incentives for covered officers.

Because amending the 2013 LTPP Goal would have jeopardized deductibility of the awards under Section 162(m) of the Code, in April 2015, the Compensation Committee canceled the 2013 LTPP Grants and approved new awards (“2015 Supplemental Grants”) with a new operating income goal for the one-year period ending January 30, 2016 (“2015 Supplemental Goal”). The 2015 Supplemental Goal equals the amount remaining in the final year of the 2013 LTPP Goal, giving credit for actual Company performance utilizing an operating income definition that excludes both Merger Costs and income from Family Dollar. As such, the 2015 Supplemental Grants exactly replicate the incentive structure of the 2013 LTPP Grants had those awards excluded the effect of the then-unknown and unforeseeable Family Dollar merger when they were granted. Furthermore, the Committee believes that the 2015 Supplemental Awards maintain a very challenging and appropriate goal for executives.

2014 LTPP Grants. On March 12, 2014, the Compensation Committee approved awards to our named executive officers under the LTPP (“2014 LTPP Grants”). The target value of the award was divided equally between cash and restricted stock units. The target number of restricted stock units was calculated by dividing the target restricted stock unit award value (which represents fifty percent of the total target award value) by the fair market value of a share of Dollar Tree stock on April 1, 2014. Under the 2014 LTPP Grants, each named executive officer will have the opportunity to earn between zero percent (0%) and two hundred percent (200%) of his individual target award based on the level at the which Company achieves its three-year U.S. operating income goal for the performance period beginning on February 2, 2014 and ending on January 28, 2017. For purposes of the 2014 LTPP Grants, operating income excludes results from our Canadian business and operations and any Merger Costs. Payouts are made as soon as practicable following the end of the three-year performance cycle and the certification of the performance achievement and corresponding award by the Compensation Committee.

The LTPP provides an incentive tied to our long-term performance while bringing our target total direct compensation for our named executive officers to more competitive levels. Using goals of cumulative operating income (for past awards) and corporate synergies (for 2015 awards) captures achievement over consecutive three year performance periods and aligns with the Company’s long-term strategic planning and our shareholders’ interests.

One-Time Retention Award to Chief Executive Officer

On June 13, 2012, upon the recommendation of the Compensation Committee, the independent directors of the Board of Directors approved a one-time special grant to the Chief Executive Officer in the form of a performance-based restricted stock unit with an aggregate value of $10 million as of the date of the grant. The independent members of the Board believed that the Chief Executive Officer has had a direct impact on the significant increase in share price during his tenure as Chief Executive Officer and believed it was in the best interest of the shareholders to provide him with an additional incentive to remain with the Company.

The award will vest one hundred percent (100%) on the fifth anniversary of the grant date provided the Chief Executive Officer delivers positive net income to shareholders over the first year of the vesting period and remains continuously employed with the Company through the vesting date. In September of 2013, the Compensation Committee certified that the net income performance goal was met for the one-time special grant.

Timing of Long-Term Incentive Awards

Our grant policy for equity awards establishes April 1 as the date of the annual grant for future years, subject to modification in response to certain events such as an early Easter, as determined in advance of the award date. Awards of equity incentives to new officers occur at the time of the person's appointment as an officer, no earlier than the first day of employment. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant.

The Compensation Committee will not award equity incentives when in possession of potentially material non-public information. The exercise price for option awards is the closing price on the date of grant, or, if the market is closed, the previous day’s closing price. We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.

Policy Against Hedging Company Stock

Under our Insider Trading Policy, associates, including our executives, may not use our stock or unvested options or restricted stock units in any hedging transactions.

Executive Stock Ownership

In early 2007, the Compensation Committee considered and adopted an executive target ownership program that encourages certain of our executive officers to attain designated stock ownership levels over a five-year period. The amount expected to be retained for the Chief Executive Officer is 100,000 shares and varies between 12,000 to 30,000 for other executive officers, depending on the executive’s position. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, unvested restricted stock units and unvested restricted stock. As of January 31, 2015, all of our named executive officers' stock ownership levels exceeded the requirements of the stock ownership guidelines.

Impact of Accounting and Tax Treatments on Compensation Program Design

The Compensation Committee considers the accounting and tax impact of its overall compensation programs in order to balance the cost to the company with the potential benefits as compensation tools.

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has adopted a policy of pay-for-performance and has taken appropriate steps to cause relevant grants and awards under our equity incentive plans to be performance-based. We intend to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with our best interests and the interests of our shareholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur from time to time.

The Compensation Committee also reviews the accounting impact of the various forms of compensation, with the goal of ensuring that our compensation practices remain competitive while also being cost-effective.

Retirement, Deferred Compensation and Pension Plans

We do not have any defined benefit or pension plans that provide for payments based on an executive's salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other "excess plan" that pays benefits to highly compensated executives. Instead, we offer the following two alternatives to allow executives to actively participate in funding their retirement plans.

Executives are eligible to participate in our Profit Sharing and 401(k) Retirement Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. The Board has authorized us to match 100% of 401(k) deferrals up to 4% of an individual’s cash compensation.

Under our Non-Qualified Deferred Compensation Plan, executives may elect to defer a portion of their annual cash compensation to be distributed at a future date in accordance with the relevant deferral election. The program allows executives to save for retirement in a tax-effective way at minimal cost to us. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. In most cases, the deferred amounts plus earnings are paid out upon the participant’s retirement or termination of employment. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.

Severance Plans

Our equity plans and our deferred compensation plan contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the management of account values upon separation from us due to death, disability or retirement, or due to a change in control, as defined within the plans.

In March 2007, the Compensation Committee established change-in-control retention agreements with certain executive officers that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Under these agreements, severance benefits would be payable only if the executive is terminated without cause or resigns for good reason, as defined in the agreement (commonly known as “double trigger”). Benefits payable are limited to 2.5 times salary plus bonus (as defined in the agreements) for the Chief Executive Officer and 1.5 times for other named executive officers. Any amounts payable are intended to be tax deductible under applicable tax regulations and payments are capped so that they do not trigger excise taxes.

The structure of change in control arrangements and post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. These arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control, death or disability. The post-termination vesting benefit under our equity compensation plans also secures the value of previously granted compensatory awards against forfeiture solely because of retirement.

The change in control arrangements ensure that the interests of the executives will be materially consistent with the interests of shareholders when considering corporate transactions. The Compensation Committee determined that the multiples applied to base compensation upon a change of control should be consistent with the limits specified by tax deductibility for “parachute payments” as well as with principles of good corporate governance promulgated by major proxy advisory firms and institutional investors. The multiple applicable to the Chief Executive Officer’s retention agreement is higher to reflect the greater importance the Compensation Committee places on his management role and responsibility.
Details related to these change-in-control retention agreements are more fully discussed below, under "Potential Payments Upon Termination or Change of Control."

Annual Compensation of Executive Officers

In the following table, we summarize the compensation earned during fiscal years 2014, 2013 and 2012 by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2014, 2013 and 2012. We refer to these five individuals in this proxy statement as the "Named Executive Officers."

The compensation that we pay to our named executive officers is determined as described above in our "Compensation Discussion and Analysis" section and in the tables that follow.

Summary Compensation Table (For the Fiscal Years ended January 31, 2015, February 1, 2014 and February 2, 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
	2014	$1,505,769	—	$4,104,531	$2,140,773	$63,415	$7,814,488
Bob Sasser	2013	1,410,577	—	3,839,768	1,909,929	58,089	$7,218,363
Chief Executive Officer	2012	1,301,923	—	13,676,384	1,847,813	63,670	$16,889,790

	2014	570,192	—	1,249,783	628,654	54,481	2,503,110
Kevin Wampler	2013	545,192	—	1,140,273	499,465	56,380	2,241,310
Chief Financial Officer	2012	514,423	—	1,075,700	415,872	52,932	2,058,927

	2014	830,769		1,780,806	1,000,652	57,302	3,669,529
Gary Philbin	2013	738,846	—	1,749,799	796,624	53,080	3,338,349
President and Chief Operating Officer	2012	693,654	—	1,469,537	551,608	59,569	2,774,368

	2014	656,154		1,357,425	682,642	59,269	2,755,490
Bob Rudman	2013	636,154	—	1,253,591	555,262	54,918	2,499,925
Chief Merchandising Officer	2012	604,615	—	1,184,693	482,662	57,080	2,329,050

	2014	483,077		949,917	324,766	42,349	1,800,109
Michael Matacunas	2013	274,038	150,000	899,826	182,258	215,306	1,721,428
Chief Administrative Officer	2012	—	—	—	—	—	—

Footnotes to the Summary Compensation Table:

Our annual bonus plan qualifies as a “non-equity incentive plan” for purposes of this table. Earnings under our deferred compensation plan result from the executives’ investments in mutual funds commonly available to investors generally. Therefore, the “Option Awards” and “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns are omitted as all amounts are zero.

(1)
Executives may defer a portion of their salaries and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation Plan; any such deferrals are included in the appropriate column of this table and shown in the Deferred Compensation table.

(2)	This column includes a signing bonus paid to Michael Matacunas in connection with his employment agreement.

(3)
Pursuant to SEC rules, this column represents the aggregate grant date fair value during the last three fiscal years of restricted stock units (RSU) and performance-based restricted stock units computed in accordance with FASB ASC Topic 718 related to the annual spring grant (RSU awards), grants made under the three-year long-term performance program (“LTPP”) and a one-time RSU retention award to Bob Sasser in 2012. The Compensation Committee determined that the LTPP awards would be made 50% in cash and 50% in performance-based restricted stock units. We are required to report the equity portion of the award at the beginning of the LTPP cycle even though, should it be earned, it will not be paid until the end of the cycle. The cash portion of the LTPP award is not reported until earned at the end of the cycle. Both the cash and equity portions of the LTPP award are earned only if performance conditions are met and the final payment amount, if any, will range from 0% to 200% of the stated target. The amounts shown in this column assume performance at target. Fair value for the RSU awards is calculated using the closing price of our stock on the date of grant. In the event the highest level of performance is achieved, the aggregate grant date fair value for the fiscal year 2014 awards would be as follows: $1,499,750 for Kevin Wampler and $1,199,884 for Michael Matacunas. Pursuant to FASB ASC Topic 718, due to Bob Sasser’s, Gary Philbin's and Bob Rudman’s retirement-eligible status, the fair value of each of their 2014 awards is calculated at the date of grant and is not modified to reflect actual performance; therefore, the fair values remain the same as those included in this column even in the event of maximum performance.

Amounts shown in this column do not correspond to the actual value that will be realized by the named executives. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. See the Grants of Plan-Based Awards Table for information on awards made in 2014.

(4)
The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan ("MICP") and the cash bonus that we pay under our Long Term Performance Plan ("LTPP") for awards conditioned upon achieving a three-year performance goal, as discussed in the Compensation Discussion and Analysis section. The amounts listed were earned in the years shown, but paid after the end of the fiscal year, upon approval by the Compensation Committee. The amounts paid under the MICP to Messrs. Sasser, Wampler, Philbin, Rudman and Matacunas were $1,780,773, $388,654, $730,652, $442,642 and $324,766 respectively. Cash bonuses paid under the 2012 LTPP to Messrs. Sasser, Wampler, Philbin, and Rudman were $360,000, $240,000, $270,000 and $240,000, respectively.

(5)
“All Other Compensation” includes the amounts paid to named executives shown in the following table. Perquisites include car allowances related to travel, financial and tax planning, executive physicals, executive term life insurance and relocation, none of which individually exceeded $25,000 in either 2014, 2013 or 2012, except that Michael Matacunas who joined the Company in July of 2013 had perquisites that included $115,800 for relocation and $75,922 for relocation gross-ups during fiscal year 2013. Effective in March 2009, the company discontinued tax gross-ups on all perquisites, except for business-related relocation expenses. Car allowance is intended to compensate executives for the use of their personal vehicles in conducting company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures. Pursuant to our corporate aircraft policy approved by the Board of Directors, Mr. Sasser and Mr. Brock, and in exceptional circumstances, other executives, may also use Dollar Tree’s leased corporate jet for non-business purposes. They each reimburse the company for all variable costs but none of the fixed costs relating to their plane usage. Because they reimburse all incremental costs related to their usage, no amounts relating to the plane are included in “All Other Compensation.”

NEO	Perquisites	Profit Sharing & 401k Match	Total
Bob Sasser	$29,896	$33,519	$63,415
Kevin Wampler	21,200	33,281	54,481
Gary Philbin	23,783	33,519	57,302
Bob Rudman	25,997	33,272	59,269
Michael Matacunas	21,146	21,203	42,349

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plans			Estimated Future Payouts Under Equity Incentive Plans			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Compensation Committee Action Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bob Sasser	—	-- (2)	$388,875	$1,830,000	$3,774,375	—	—	—	—	—	$—	$—
	—	-- (3)	87,500	350,000	700,000	—	—	—	—	—	—	—
	4/1/2014	3/13/2014	—	—	—	—	76,230 (4)	76,230 (4)	—	—	—	3,800,048
	4/1/2014	3/13/2014	—	—	—	1,677 (5)	6,670 (5)	13,340 (5)	—	—	—	304,483
Kevin Wampler	—	-- (2)	85,560	402,500	830,185	—	—	—	—	—	—	—
	—	-- (3)	62,500	250,000	500,000	—	—	—	—	—	—	—
	4/1/2014	3/13/2014	—	—	—	—	19,055 (4)	19,055 (4)	—	—	—	999,816
	4/1/2014	3/13/2014				1,191 (5)	4,764 (5)	9,528 (5)	—	—	—	249,967
Gary Philbin	—	-- (2)	162,563	765,000	1,577,813	—	—	—	—	—	—	—
	—	-- (3)	75,000	300,000	600,000	—	—	—	—	—	—	—
	4/1/2014	3/13/2014	—	—	—	—	30,490 (4)	30,490 (4)	—	—	—	1,519,820
	4/1/2014	3/13/2014	—	—	—	1,429 (5)	5,717 (5)	11,434 (5)	—	—	—	260,986
Bob Rudman	—	-- (2)	98,208	462,000	952,908	—	—	—	—	—	—	—
	—	-- (3)	62,500	250,000	500,000	—	—	—	—	—	—	—
	4/1/2014	3/13/2014	—	—	—	—	22,870 (4)	22,870 (4)	—	—	—	1,139,989
	4/1/2014	3/13/2014	—	—	—	1,191 (5)	4,764 (5)	9,528 (5)	—	—	—	217,436
Michael Matacunas	—	-- (2)	72,168	339,500	700,243	—	—	—	—	—	—	—
	—	-- (3)	62,500	250,000	500,000	—	—	—	—	—	—	—
	4/1/2014	3/13/2014	—	—	—	—	13,340 (4)	13,340 (4)	—	—	—	699,950
	4/1/2014	3/13/2014	—	—	—	1,191 (5)	4,764 (5)	9,528 (5)	—	—	—	249,967

Footnotes to the Grants of Plan-Based Awards Table:

(1)	The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent.

(2)
Our Management Incentive Compensation Plan (MICP) is considered a “non-equity incentive plan.” MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee. For 2014, bonuses were targeted at 120% of salary for the CEO, 90% for the President and COO and 70% for other Named Executive Officers, with corporate performance representing 85% of the goal. Earned amounts, to the extent not otherwise deferred under our Non-Qualified Deferred Compensation Plan, are paid after the end of the relevant fiscal year. See “Annual Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)
Pursuant to our Long Term Performance Plan (LTPP), the Compensation Committee approved three-year performance based total target award values for each of our Named Executive Officers and the award was divided equally between a performance bonus and restricted stock units. The amounts included in this row represent the fifty percent (50%) granted as a performance bonus. The percentage of the target performance bonus earned will be based on the level at which the Company achieves its three year cumulative performance goal for the performance period from February 2, 2014 through January 28, 2017. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in year 2017, when the achievement level is available and certified by the Committee.

(4)
Represents awards of performance-based restricted stock units that will vest in approximately three equal installments over three years only upon the certification by the Compensation Committee that the company achieved its fiscal 2014 performance target goal and upon the executives remaining with the company through the vesting dates.

(5)
Represents the performance-based equity portion of the award granted under the LTPP that is based on a three-year performance cycle beginning on February 2, 2014 through January 28, 2017 and will cliff vest in fiscal year 2017 only upon certification by the Compensation Committee that the company achieved its performance goal.

(6)
This column shows the full grant date fair value under FASB ASC Topic 718 of performance-based restricted stock units (PSUs) and performance-based restricted stock units under the three-year LTPP that were granted in 2014. For PSUs and the LTPP equity grant, fair value is calculated using the closing price of our stock on the grant date. The closing price of our stock for both awards granted on April 1, 2014 was $52.47. Pursuant to FASB ASC Topic 718, upon an executive becoming retirement eligible, the expense that is associated with any unvested RSU awards are fully expensed as of the date of the executive’s retirement eligibility. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. These amounts reflect our accounting expense, and do not correspond to the actual value that may be realized by the named executives.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, unvested RSUs and PSUs with service requirements that have not been met. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of January 31, 2015, which was $71.10. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.

		Option Awards (1)					Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bob Sasser	3/14/2008	64,002	—	—	$8.91	3/14/2018	—	$—	—	$—
	3/30/2012	—	—	—	—	—	24,694 (2)	1,755,743	—	—
	3/30/2012	—	—	—	—	—	—	—	6,348 (3)	451,343
	6/13/2012	—	—	—	—	—	187,740 (4)	13,348,314		—
	3/22/2013	—	—	—	—	—	53,372 (2)	3,794,749
	3/22/2013	—	—	—	—	—	—	—	6,404 (3)	455,324
	4/1/2014	—	—	—	—	—	—	—	76,230 (2)	5,419,953
	4/1/2014	—	—	—	—	—	—	—	6,670 (3)	474,237
Kevin Wampler	1/30/2009	60,000	—	—	14.24	1/30/2019	—	—	—	—
	3/30/2012	—	—	—	—	—	5,897 (2)	419,277	—	—
	3/30/2012	—	—	—	—	—			4,232 (3)	300,895
	3/22/2013	—	—	—	—	—	13,384 (2)	951,602	—	—
	3/22/2013	—	—	—	—	—	—	—	4,269 (3)	303,526
	4/1/2014	—	—	—	—	—	—	—	19,055 (2)	1,354,811
	4/1/2014	—	—	—	—	—	—	—	4,764 (3)	338,720

		Option Awards (1)					Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary Philbin	3/30/2012	—	—	—	$—	—	8,464 (2)	601,790	—	$—
	3/30/2012	—	—	—	—	—	—	—	4,762 (3)	338,578
	3/22/2013	—	—	—	—	—	19,214 (2)	1,366,115	—	—
	3/22/2013								4,803 (3)	341,493
	6/10/2013	—	—	—	—	—	2,007 (2)	142,698	—
	6/10/2013	—	—	—	—	—	—	—	502 (3)	35,692
	4/1/2014	—	—	—	—	—	—	—	30,490 (2)	2,167,839
	4/1/2014	—	—	—	—	—	—	—	5,717 (3)	406,479
Bob Rudman	3/30/2012	—	—	—	—	—	7,054 (2)	501,539	—	—
	3/30/2012	—	—	—	—	—			4,232 (3)	300,895
	3/22/2013	—	—	—	—	—	16,011 (2)	1,138,382	—	—
	3/22/2013	—	—	—	—	—	—	—	4,269 (3)	303,526
	4/1/2014	—	—	—	—	—	—	—	22,870 (2)	1,626,057
	4/1/2014	—	—	—	—	—	—	—	4,764 (3)	338,720
Michael Matacunas	8/2/2013	—	—	—	—	—	8,580 (2)	610,036	—	—
	8/2/2013	—	—	—	—	—	—	—	3,677 (3)	261,435
	4/1/2014	—	—	—	—	—	—	—	13,340 (2)	948,474
	4/1/2014	—	—	—	—	—	—	—	4,764 (3)	338,720
	—	—	—	—	—	—	—	—	—	—

Footnotes to Outstanding Equity Awards Table:

(1)	Options were awarded in 2008 and 2009 and will expire ten years from date of grant, or earlier for reasons other than death, disability or retirement.

(2)
The PSUs awarded during the of 2014 fiscal year are based on the achievement of certain performance goals for fiscal year ending January 31, 2015 and will vest in three approximately equal installments over three years upon the Compensation Committee certification in March 2015 that performance was met and provided the Named Executive Officers remain continuously employed with the company through the vesting dates. The Compensation Committee certified in March 2014 and March 2013 that the PSUs awarded in 2013 and 2012 achieved the established performance goal in fiscal years ended February 1, 2014 and February 2, 2013, respectively. These awards will vest in three approximately equal installments over three years provided the NEOs remain continuously employed with the company through the vesting dates.

(3)
The performance based restricted stock units granted on April 1, 2014 under the LTPP are based on the achievement of a three-year cumulative performance goal for the performance period beginning on February 2, 2014 and ending on January 28, 2017. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in year 2017, when the achievement level is available and certified by the Committee.The performance based restricted stock units granted on March 22, 2013, June 10, 2013 and August 2, 2013 under the LTPP are based on the achievement of a three-year cumulative performance goal for the performance period beginning on February 2, 2013 and ending on January 30, 2016. In April 2015, the Compensation Committee canceled the 2013 grants under the LTPP and approved new awards with a new one-year performance goal for the period ending on January 30, 2016 that equals the amount remaining in the final year of the three-year performance period, giving credit for actual Company performance utilizing an operating income definition that excludes both income and costs relating to the combination with Family Dollar. See "Long-Term Incentives-2013 LTPP Grants and 2015 Supplemental Grants" in our Compensation Discussion and Analysis for a detailed discussion of our awards under the LTPP. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in year 2016, when the achievement level is available and certified by the Committee.The performance based restricted stock units granted in March 2012 under the LTPP are based on the achievement of a three year cumulative performance goal for the performance period beginning on January 29, 2012 and ending on January 31, 2015. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in year 2015, when the achievement level is available and certified by the Committee.

(4)
The award will vest one hundred percent (100%) on the fifth anniversary of the grant date only upon certification by the Compensation Committee that the one-year of positive net income performance criteria is achieved and Mr. Sasser remains continuously employed with the Company through the vesting date. In September of 2013 the Compensation Committee certified that the net income performance target was met for the award.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended January 31, 2015. The value realized on exercise of options represents the spread between the sale price and the option strike price at the time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at time of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bob Sasser	—	$—	94,843	$4,975,982
Kevin Wampler	—	—	25,797	1,353,555
Gary Philbin	—	—	37,129	1,950,287
Bob Rudman	—	—	29,736	1,560,232
Michael Matacunas	—	—	4,290	234,663

Non-Qualified Deferred Compensation

Named executive officers may elect to defer a portion of their base salary and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation (NQDC) Plan, an unfunded, non-qualified plan. Elections to defer amounts earned during the next calendar year are due by December 31 of each year, and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length, and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and in the event the NQDC Plan is terminated upon a change in control of the company, the executives' entire account balances will be distributed.

In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Bob Sasser	$—	$—	$—	$—	$—
Kevin Wampler	82,486	—	29,165	—	495,939
Gary Philbin	—	—	59,467	—	610,374
Bob Rudman	—	—	—	—	—
Michael Matacunas	—	—	—	—	—

Footnotes to Non-Qualified Deferred Compensation Table:

(1)
Executives may defer a portion of their base salary and up to 100% of their annual incentive bonus into the NQDC Plan. The amounts contributed are included in their respective columns in the Summary Compensation Table.

(2)	We have not provided a match or other company-funded contribution, although the NQDC Plan allows us to do so.

(3)
Amounts deferred into the NQDC Plan are invested into select mutual funds, according to the instructions of the participating executive. Earnings shown reflect market gains and losses and may vary from year to year depending on the performance of the underlying funds.

Potential Payments upon Termination or Change of Control

We do not generally have arrangements with our named executive officers that provide for payments and benefits following termination of employment. We have change in control agreements with our named executive officers as discussed below. We also have an obligation to make payments and provide certain benefits to our named executive officers under some of our incentive plans resulting from termination of employment upon the occurrence of certain events such as a change of control or termination due to retirement, death or disability. Generally, these benefits are limited to the accelerated vesting of outstanding unvested equity awards, as further described under “Equity Compensation Plans” on page 40. Also see the “Severance Plans” section on page 30 under the Compensation, Discussion and Analysis for more information on potential payments upon termination or change of control.

The following tables summarize the benefits payable to each of our named executive officers upon certain termination events, as if the triggering event had occurred on the last day of fiscal year 2014. These tables include those items which would provide incremental value to the executive. In addition to the amounts shown in the sections below, executives are entitled to receive compensation that has been outlined in previous tables, including salary through the date of termination, earned bonus (if any), and accumulated balances in the Non-Qualified Deferred Compensation Plan (if any).

Termination by Company “for cause”

In the event of termination “for cause,” generally defined as criminal misconduct, gross neglect of duties or violations of law or policy, no additional benefits are payable to any executive and vested but unexercised options are immediately forfeited.

Termination by Company without cause or by Executive for any reason

RSUs that previously vested converted to common stock on their vesting and remain the property of the executive after termination. In the event of termination by Dollar Tree without cause or by the executive for any reason, except in connection with death, disability, retirement or change in control, unvested options are cancelled. Options that vested previously remain exercisable for 90 days after termination, but not beyond the normal expiration date, usually ten years after grant. See the Outstanding Equity Awards Table for details.

Death, Disability or Retirement or Change in Control without Termination

Name	Unvested Stock Awards (1)	Performance-Based Options and Stock Awards (2)	Bonus Award under Long-Term Performance Plan (3)	Total
Bob Sasser	$18,898,806	$6,800,857	$950,000	$26,649,663
Kevin Wampler	1,370,879	2,297,951	650,000	4,318,830
Gary Philbin	2,110,603	3,290,081	775,000	6,175,684
Bob Rudman	1,639,921	2,569,197	650,000	4,859,118
Michael Matacunas	610,036	1,548,629	450,000	2,608,665

(1)
Under the terms of our outstanding stock award agreements, unvested restricted stock units vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of RSUs in its discretion. The above amounts assume that, in all cases, unvested RSUs become vested. RSUs convert to common stock on their vesting and remain the property of the executive after termination. The market value of stock awards is based on the closing price of our stock as of January 31, 2015, which was $71.10.

(2)
This column includes PSUs for which the performance measurements had been met as of the end of the fiscal year but which had not yet been certified by the action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year. This column also includes the target value of equity awards granted under the three-year LTPP for which performance measurements had not yet been met. The actual amount of the LTPP award that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

This column includes a one-time special retention award granted to Mr. Sasser on June 13, 2012. The award includes a five-year service requirement for vesting and a one-year performance requirement. The Compensation Committee certified in September of 2013 that the net income performance requirement was met. In the event of Mr. Sasser's death or disability, the service requirements will be deemed fully satisfied. Upon a change in control, the Compensation Committee may accelerate the vesting of the award in its sole discretion.

(3)
This column reflects the target value of performance bonuses granted under the LTPP. The actual amount of the performance bonus that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

Equity Compensation Plans

Each of the named executive officers has outstanding awards under our equity plans, including the Omnibus Incentive Plan, 2004 Executive Officer Equity Plan and the 2003 Equity Incentive Plan. Each of our plans includes provisions that may accelerate awards made to a named executive officer under such plan if certain termination and change in control events occurred. Our equity incentive plans cover grants to the named executive officers and certain other associates and consultants of certain incentives and rewards, including stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, performance shares and performance units.

Under the Omnibus Incentive Plan, which is the only plan from which we currently make awards, accelerated vesting of equity awards upon a change in control shall occur in the event of an involuntary termination of service not for cause or for good reason within twenty-four months after a change in control. However, the Compensation Committee retains the discretion to accelerate the vesting of equity awards upon a change in control whether or not resulting in termination. “Change in control” is defined as:

•	the sale, lease, exchange or other transfer of all or substantially all of our assets (in one transaction or in a series of related transactions) to a corporation that is not controlled by us,

•	the approval by our shareholders of any plan or proposal for our liquidation or dissolution,

•	a successful tender offer for our common stock, after which the tendering party holds more than a stated percentage of our issued and outstanding common stock, or

•
a merger, consolidation, share exchange, or other transaction to which we are a party pursuant to which the holders of all of the shares of our common stock outstanding prior to such transaction do not hold, directly or indirectly, a stated percentage of the outstanding shares of the surviving company after the transaction.

As of June 19, 2008, the definition of change of control as defined in the award agreements with named executive officers is triggered only by an actual change of control (and not merely shareholder approval of such change). In addition, the portion of the definition relating to a change in voting power uses a “greater than 50%” threshold instead of “greater than 30%.”

Generally, our award agreements provide for acceleration of vesting or the cancellation of forfeiture upon, and a mechanism for exercise or settlement within a reasonable time after death, disability or retirement.

Change in Control Agreements

The Compensation Committee established change-in-control retention agreements with certain executive officers, including the named executive officers that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Agreements were drafted and signed in March 2007 with the following provisions:

•
Severance benefits would be paid upon a change in control only upon an executive’s termination without cause or resignation for good reason (as defined in the agreement) (commonly known as “double trigger”).

•
Severance benefits include a multiple (2.5 times for the CEO, and 1.5 times for other named executive officers) of the combination of the highest rate of salary previously paid to the executive plus the average of the prior three years’ bonus amounts (with certain limits); a pro rata bonus for the year of termination; and medical continuation coverage for a limited period of time after termination.

•
“Change in control” is defined to include (1) the change in incumbent directors; (2) acquisition of more than a stated percentage of outstanding shares by one person or a group of affiliated persons; (3) a merger or consolidation; and (4) a liquidation and dissolution.

In June 2008, the company updated its Corporate Governance Guidelines to reflect that all retention agreements entered into with named executive officers after June 19, 2008 or the modification of any existing agreements, shall be subject to the requirement that an actual change of control shall be required (and not merely shareholder approval of such change) and the portion of the definition relating to a change in voting power shall use a “greater than 50%” threshold instead of “greater than 30%.”

Change in Control with Termination

Name	Change in Control Benefit	Earned but Unpaid Bonus (1)	Value of Unvested Options and Stock Awards (2)	Value of Performance-Based Options and Stock Awards (3)	Bonus Award under Long-Term Performance Plan (4)	Total
Bob Sasser	$8,194,596	$1,780,773	$18,898,806	$6,800,857	$950,000	$36,625,032
Kevin Wampler	1,444,496	388,654	1,370,879	2,297,951	650,000	6,151,980
Gary Philbin	2,226,942	730,652	2,110,603	3,290,081	775,000	9,133,278
Bob Rudman	1,660,283	442,642	1,639,921	2,569,197	650,000	6,962,043
Michael Matacunas	1,107,768	324,766	610,036	1,548,629	450,000	4,041,199

(1)
The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan. The amounts listed were earned in the year shown, but paid after the end of the fiscal year.

(2)	Value of unvested options and stock awards is based on fair market value as of fiscal year end. See also preceding table under death, disability or retirement.

(3)
This column reflects the value of unvested performance-based options and PSUs based on fair market value as of fiscal year end. The related performance goal had been met as of the end of the fiscal year but the awards had not been certified by action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year. This column includes the target value of equity awards granted under the three-year LTPP for which performance measurements and service requirements that had not yet been met. The actual amount of the LTPP award that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals. This column also includes a one-time retention award granted to Mr. Sasser on June 13, 2012.

(4)
This column reflects the target value of the performance bonus granted under the LTPP. The actual amount of the performance bonus that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of transactions with related parties

Under our Code of Ethics, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and named executive officers, questions regarding possible conflicts of interest, and other issues related to ethical business practices. The Company adheres to the foregoing policy for potential related person transactions but such policy is not in written form. Approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

Leases

We lease a store from DMK Associates, a partnership indirectly wholly owned by members of Mr. Perry’s and Mr. Brock’s families. Rental payments to DMK Associates, including pass-through of common area maintenance, taxes, insurance and utilities, totaled approximately $139,000 for each of 2014 and 2013. The store lease expires in March 2017 and we have future rental commitments of $247,451 for this store. While we believe that the terms of these leases are reasonable, their respective terms were not negotiated on an arms-length basis.

We also leased two stores from Suburban Management, a majority of which is owned by members of Mr. Perry's family. The stores are located in shopping centers acquired by Suburban Management in 2011 and 2012, subsequent to the Company entering into the leases. Combined lease payments, including pass-through of common area maintenance, taxes and insurance for these stores totaled approximately $291,000 and $282,000 for 2014 and 2013, respectively. The terms of the leases with Suburban Management were negotiated on an arms-length basis.

Consulting Services

Michael Matacunas was hired as Dollar Tree's Chief Administrative Officer on July 1, 2013. Prior to his employment with Dollar Tree, Mr. Matacunas was the sole owner of The Parker Avery Group ("PAG"). In connection with the sale of all of his equity interest in PAG in 2013, Mr. Matacunas received, as partial consideration, a promissory note from PAG which remained outstanding on January 31, 2015. PAG provided consulting services to Dollar Tree during 2014 and 2013 for approximately $900,000 and $610,000, respectively. The terms of the services with PAG were negotiated on an arms-length basis.

OWNERSHIP OF COMMON STOCK

The table below shows the number of shares our common stock beneficially owned on April 13, 2015 by:

•	each of the Directors and nominees for director;

•	each of the Named Executive Officers;

•	all Directors and Executive Officers as a group; and

•	each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.

The address of each Director and Executive Officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 206,183,250 shares of our stock outstanding as of April 13, 2015.

		Beneficial Ownership (1)
Directors and Executive Officers	Shares		Percent
Arnold S. Barron	44,816	(2)	*
Macon F. Brock, Jr.	3,491,050	(3)	1.6%
Mary Anne Citrino	69,918	(4)	*
H. Ray Compton	299,996	(5)	*
Conrad M. Hall	56,254	(6)	*
Lemuel E. Lewis	42,774	(7)	*
J. Douglas Perry	1,594,647	(8)	*
Bob Sasser	141,656	(9)	*
Thomas A. Saunders III	2,540,289	(10)	1.2%
Thomas E. Whiddon	22,000	—	*
Carl P. Zeithaml	20,517	(11)	*
Gary M. Philbin	111,326	(12)	*
Robert H. Rudman	—	(13)	*
Kevin S. Wampler	118,097	(14)	*
Michael Matacunas	5,844	(15)	*
William A. Old, Jr.	2,616	(16)	*
David Jacobs	16,318	(17)	*
Stephen W. White	8,108	(18)	*
All current Directors and Executive Officers (18 persons)	8,586,226		4.1%

Other 5% Shareholders

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	14,814,205	(19)	7.1%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	11,546,808	(20)	5.6%

------------
* less than 1%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.

(2)	Includes 18,149 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(3)
Includes 488,790 shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, 24,000 shares owned by a private foundation over which Mr. Brock and his wife, Joan P. Brock, exercise shared control, 800,000 shares held in Grantor Retained Annuity Trusts, 741,370 shares owned by Mr. Brock’s wife and 123,000 shares issuable within 60 days upon exercise of stock options, but excludes 17,594 shares underlying otherwise unvested restricted stock units. .

(4)
Includes 13,700 shares issuable upon exercise of stock options, and 56,218 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(5)	Includes 224,998 shares owned by two separate trusts for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power.

(6)
Includes 4,560 shares owned by a private foundation over which Mr. Hall has the power to vote and dispose of the shares on behalf of the foundation, and 16,694 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(7)	Represents 42,774 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(8)
Includes 942,084 shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee and 1,671 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(9)	Includes 64,002 shares issuable within 60 days upon exercise of stock options, but excludes 341,095 shares underlying otherwise unvested restricted stock units.

(10)	Includes 63,756 shares owned by irrevocable trusts for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee, and 204,491 shares issuable upon exercise of stock options.

(11)	Represents 20,517 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(12)	Excludes 64,988 shares underlying unvested restricted stock units.

(13)	Excludes 46,966 shares underlying unvested restricted stock units.

(14)	Excludes 41,889 shares underlying unvested restricted stock units.

(15)	Excludes 34,480 shares underlying unvested restricted stock units.

(16)	Excludes 20,555 shares underlying unvested restricted stock units.

(17)	Excludes 24,282 shares underlying unvested restricted stock units.

(18)	Excludes 24,282 shares underlying unvested restricted stock units.

(19)
Includes shares held or controlled by The Vanguard Group, Inc. and its subsidiary. Based on Schedule 13G/A filed on February 10, 2015 by The Vanguard Group, Inc. for the period ended December 31, 2014.

(20)
Includes shares held or controlled by BlackRock, Inc. and its subsidiaries, including BlackRock Japan Co. Ltd, BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock International Ltd, BlackRock Life Limited and BlackRock Investment Management UK Ltd. Based on Schedule 13G/A filed on February 2, 2015 by BlackRock, Inc. for the period ended December 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and NASDAQ, and to provide us with copies of these reports.

SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2014, except for Thomas A. Saunders III who had one Form 4 transaction that was inadvertently filed late.

Equity Compensation Plan Information

The following table summarizes information regarding shares issuable as of January 31, 2015, under our equity compensation plans, including the number of shares of common stock subject to options, restricted stock units, deferred shares and other rights granted to employees, consultants and members of our Board of Directors; the weighted-average exercise price of outstanding options; and the number of shares remaining available for future award grants under these plans. Additional information regarding our equity compensation plans can be found in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

Equity compensation plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by security holders (1)	2,230,816	$15.29	19,947,785

(a)	Amounts represent outstanding options, restricted stock units and deferred (“phantom”) shares as of January 31, 2015.

(b)	Not included in the calculation of weighted average exercise price are (i) 1,583,280 restricted stock units and (ii) 156,303 deferred shares.

(c)
Amounts represent shares remaining available for future awards under all of our equity-based plans, including shares remaining under our qualified Employee Stock Purchase Plan and our 2013 Director Deferred Compensation Plan. Out of the 19,947,785 shares remaining available for future issuance, 491,374 represent the number of shares remaining available for future issuance under our Employee Stock Purchase Plan as of January 31, 2015.

(1)
Equity-based plans approved by our shareholders include: the 2003 Equity Incentive Plan, the 2003 Non-Employee Director Stock Option Plan, the 2013 Director Deferred Compensation Plan, the 2004 Executive Officer Equity Plan, the 2005 Employee Stock Purchase Plan (which replaced a predecessor plan), and the Omnibus Incentive Plan.

PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION PROGRAM
Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides that shareholders will have an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of named executive officers as disclosed in the Proxy Statement in accordance with the SEC’s rules, including Section 14A of the Securities Exchange Act of 1934.
As described in the Compensation Discussion and Analysis, the Company is committed to a pay-for-performance policy. To that end, our executive compensation program is designed to: (1) align executive pay with shareholders’ interests; (2) recognize individual initiative and achievements; (3) attract, motivate and retain highly qualified executives; and (4) unite the executive management team to a common objective. We expect a significant portion of an executive’s total compensation to be at risk, tied to both our annual and long-term performance. Please read our Compensation Discussion and Analysis beginning on page 21 and the tables and narrative that follow for additional details about our executive compensation program.
This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices as disclosed in this Proxy Statement. Accordingly, the Company is asking its shareholder to vote “FOR” the following resolution at the 2015 Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion set forth in this Proxy Statement.”

Vote Required

The advisory vote on the executive compensation program will be passed if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” it. The vote is advisory and will not be binding upon our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions that our shareholders express in their votes and to the extent there is any significant vote against the proposal, we will consider the shareholders’ concerns in making future executive compensation decisions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM.

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF KPMG LLP AS OUR INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015
Our Audit Committee, which consists entirely of independent directors, has selected KPMG LLP ("KPMG") to serve as our independent registered public accounting firm for fiscal year 2015. KPMG has served as our independent registered public accounting firm since 1986. You are being asked to ratify the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2015.
Shareholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Company is submitting the selection of KPMG to its shareholders for ratification as a matter of good corporate governance. If our shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain KPMG in the future. However, the Audit Committee is not bound by a vote either for or against the firm. A representative of KPMG will be present at the 2015 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees
The table below shows the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended January 31, 2015 and February 1, 2014; the audit of our internal control over financial reporting as of January 31, 2015 and February 1, 2014; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2014 and 2013, as well as fees paid to KPMG for audit-related work, tax compliance, tax planning and other services:

	Fiscal 2014	Fiscal 2013
Audit fees	$1,333,050	$1,051,300
Audit-related fees (a)	663,470	18,500
Tax fees	—	—
All other fees	12,000	—
Total fees	2,008,520	1,069,800

(a)	Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plan and includes Family Dollar due diligence fees for fiscal 2014.

We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.
All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the chairman of the committee the right to approve such non-audit related assignments between meetings of the committee, and the chairman then reports on all such approvals at the next meeting of the committee, which considers ratification of such approvals by the committee chairman. In 2014, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.
The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.
Vote Required

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Should such shareholder vote not be obtained, the appointment will not be ratified.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

PROPOSAL NO. 4 - APPROVAL OF 2015 EMPLOYEE STOCK PURCHASE PLAN
        We are asking our shareholders to approve the adoption of the Dollar Tree, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP”). On March 11, 2015, our board of directors adopted the 2015 ESPP, subject to shareholder approval. The 2015 ESPP will replace the Dollar Tree, Inc. 2005 Employee Stock Purchase Plan (the “2005 ESPP”) which terminates on September 1, 2015.
        The board of directors believes that adoption of the 2015 ESPP will advance and promote the interests of the shareholders of the Company by making available to eligible employees of the Company and its participating subsidiaries the opportunity to acquire a proprietary interest, or to increase their existing proprietary interest, in the Company. The 2015 ESPP will provide a broad base of employees the opportunity to align their interests with those of the Company’s shareholders through direct ownership of shares of Company common stock.
        The 2015 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the "Code") and would provide eligible employees with an opportunity to purchase our common stock through payroll deductions.
        The purpose of adopting the 2015 ESPP is to ensure that Dollar Tree will have a sufficient reserve of common stock available under the 2015 ESPP to continue to provide eligible employees of Dollar Tree and its participating subsidiaries with the opportunity to acquire the shares of the Company’s common stock on a tax-favored basis through an automatic payroll deduction mechanism. If 2015 ESPP is not approved by the shareholders, participation by our employees in this type of payroll deduction employee stock purchase plan will cease upon the earlier of (i) when the 2005 ESPP expires on September 1, 2015 or (ii) when the available shares under the 2005 ESPP have been purchased.
        The following summary of the 2015 ESPP is qualified in its entirety by reference to the complete text of the 2015 ESPP which has been filed as Appendix A to our definitive proxy statement with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are available on our corporate website at www.DollarTreeinfo.com under the heading "Investor Relations."
Summary of the 2015 ESPP
        Administration.    The compensation committee of our board of directors, or such other committee that our board of directors designates to administer the 2015 ESPP (the “Committee”), has full authority to administer and interpret the terms of the 2015 ESPP, and the Committee may delegate its authority to one of its members or to any persons selected by the Committee. In addition, the Chief Administrative Officer (the “Administrator”) is authorized to perform certain day-to-day administrative duties under the 2015 ESPP, which duties the Administrator may delegate to an officer in the human resources department of the Company.
        Stock Subject to 2015 ESPP.    An aggregate of 3,000,000 shares of common stock is reserved for issuance under the 2015 ESPP and available for purchase, subject to adjustment in the event of a stock split, stock dividend or other similar change in common stock or our capital structure. In addition, any shares reserved for issuance under the 2005 ESPP (not exceeding 500,000) will be rolled forward and become available for issuance under the 2015 ESPP. As of January 31, 2015 there were 491,374 shares available under the 2005 ESPP.
Term of the 2015 ESPP.    The 2015 ESPP will be in effect until the earlier of the date all shares reserved for issuance under the 2015 ESPP have been issued or the tenth anniversary of the effective date of the 2015 ESPP (September 1, 2025).
        Eligibility.    All employees of Dollar Tree Stores, Inc. and its subsidiaries (including officers) who have been continuously employed for three months or more are eligible to participate in the 2015 ESPP as of the first offering period that begins after satisfaction of the eligibility requirements. Non-employee directors are not eligible, nor are holders of five percent or more of the Company's common stock. Eligible employees may elect to participate in the ESPP during any offering period by enrolling during the applicable enrollment period for the offering period. As of January 31, 2015, we had approximately 59,885 employees who would be eligible to participate in the 2015 ESPP.

        Offering Period.    Generally, shares will be offered under the 2015 ESPP through a series of quarterly offerings. However, the Committee and the Administrator each have discretionary authority to establish an offering period that last up to 12 months.
        Purchase Price.    On the first day of each offering period, a participating employee is granted a purchase right, which is a form of option that is automatically exercised on the last day of the offering period (the "exercise date"). During an offering period, pre-authorized payroll deductions are made from the participants’ compensation and credited to their accounts under the 2015 ESPP. When the purchase right is exercised, the payroll deductions credited to a participant’s account are used to purchase shares of our common stock. The price per share to purchase shares of common stock under the 2015 ESPP during any offering period (the "option price") is the lesser of: (a) 85% of the fair market value of our common stock on the date of the grant of the option (i.e., the first day of the offering period), or (b) 85% of the fair market value of our common stock on the exercise date (i.e., the last day of the offering period). As of May 1, 2015, the fair market value of a share of our common stock was $77.73.
        Payment of Purchase Price; Payroll Deductions.    Participants may elect payroll deductions ranging from 1% to 10% (in whole percentage increments) of the participant’s compensation (wages reported by the Company on Form W-2 before the deductions for elective deferrals under a Code Section 401(k) plan or a Code Section 125 plan). Participating employees may not make direct cash payments to their accounts. A participant may purchase a maximum of 1000 shares (subject to adjustment in the event of a recapitalization or other applicable corporate transaction of the Company) during any offering period. In addition, the fair market value of shares of common stock that any participating employee may purchase under the 2015 ESPP during any calendar year cannot exceed $25,000.
        Restrictions on Transfer. In connection with any offering period, the Administrator has discretion to establish a holding period during which a participating employee may not sell or otherwise transfer, encumber or dispose of any shares of common stock that were purchased under the 2015 ESPP in the applicable offering period. The maximum period for any holding period is 24 months minus the time period of the applicable offering period. The transfer restrictions will be set forth in any option agreement for the applicable offering period and will continue to apply upon a participating employee’s termination of employment.
Withdrawal; Termination of Employment.    A participating employee may withdraw from an offering under the 2015 ESPP by providing the Administrator with an election to withdraw at least five business days prior to the exercise date for the applicable offering period. Upon withdrawal from an offering, the participating employee’s payroll deductions to date (without interest) for that offering period will be refunded to the employee within a reasonable time after the effective date of such withdrawal. Payroll deductions will not resume at the beginning of a succeeding offering unless the withdrawn employee re-enrolls in the 2015 ESPP in accordance with the 2015 ESPP’s enrollment procedures.
A participating employee will automatically be withdrawn from an offering under the 2015 ESPP upon a termination of employment (other than by death) with Dollar Tree or its subsidiaries. If a participating employee terminates employment with Dollar Tree or one of its subsidiaries due to death, then the participating employee’s beneficiary has the option to elect to either: (a) withdraw all unused payroll deductions of the participating employee, or (b) exercise the participating employee’s option as of the exercise date for the current offering period during which the participating employee died.
Assignability and Transferability. No purchase rights under the 2015 ESPP are assignable or transferable by a participant, except by will or the laws of inheritance following a participant’s death.
Amendment, Suspension, and Termination. The Board may at any time amend, suspend, or terminate all or part of the 2015 ESPP; however, such amendment, suspension, or termination may not change the terms of an option previously granted to a participant that would adversely affect the rights of any participating employee without the participant’s consent. No amendment to the 2015 ESPP will be effective without the approval or ratification of Dollar Tree’s shareholders if such amendment would require shareholder approval under Code Section 423 or any other applicable law or regulation. Upon termination of the 2015 ESPP, the unused payroll deductions, if any, of each participating employee will be refunded (without interest) to the participating employee as soon as practicable thereafter.
United States Federal Income Tax Consequences of Awards under the 2015 ESPP
The following is a general summary under current law of the material federal income tax consequences to participants in the 2015 ESPP. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.
Section 423 of the Code will provide certain tax benefits to employees purchasing shares of Dollar Tree common stock under the 2015 ESPP. An employee will not recognize income for federal income tax purposes upon the grant of an option for an offering period. Also, the employee will not recognize income upon the exercise of the option and the purchase of shares of Dollar Tree common stock on the last day of the offering period. The employee will recognize income only when he or she sells the shares of Dollar Tree common stock. The employee’s income upon the sale of shares of Dollar Tree common stock will be based on the excess (if any) of the sale price over the purchase price. The taxation of the income will depend on whether the employee satisfies the holding period under Section 423 of the Code.
If the employee holds the shares for at least two years from the first day of the applicable offering period and more than one year from the date of purchase, the employee’s ordinary income will be the lesser of (i) 15% of the fair market value on the first day of the offering period or (ii) the amount, if any, by which the price paid under the option is exceeded by the fair market value on the date the share is sold. Any remaining income recognized upon the sale will be capital gain.
If the employee holds the shares for less than two years from the first day of the applicable offering period or less than one year from the date of purchase, the employee’s ordinary income will equal the excess of the fair market value of the shares on the exercise date (i.e., the last day of the offering period) over the purchase price. As described above, the purchase price will be the lesser of 85% of the fair market value on the first day of the offering period, and 85% of the fair market value on the last day of the period. Any remaining income recognized upon the sale will be capital gain. If the sale price is less than the fair market value on the last day of the offering period, the employee will also recognize a capital loss.
If the employee owns shares acquired under the 2015 ESPP at the time of death, then regardless of whether the holding period requirements are satisfied, the amount of ordinary income equals the lesser of: (1) the fair market value of such shares on the date of death minus the option price; or (2) 15% of the fair market value of such shares on the first day of the purchase period from which they were acquired.
Dollar Tree (or a subsidiary corporation of Dollar Tree employing an employee) will not be entitled to a deduction based on the discount on the shares of Dollar Tree common stock purchased by an employee if he or she satisfies the applicable holding periods under Section 423 of the Code. However, if an employee sells the shares of Dollar Tree common stock prior to the end of the holding period, Dollar Tree (or Dollar Tree’s subsidiary corporation employing an employee) will be entitled to a deduction in an amount equal to the ordinary income recognized by the employee (i.e., the excess of the fair market value of the shares on the last day of the offering period over the purchase price), although the income tax deduction may be limited by the deductibility of compensation paid to certain of the Dollar Tree’s officers under Code Section 162(m). In no other instance will the Company be allowed a deduction with respect to the participant’s disposition of the purchased shares.
Registration with SEC
        If the Plan is approved by the shareholders, pursuant to the Securities Act of 1933, the Company will file a Registration Statement with the Securities and Exchange Commission covering the shares of common stock authorized for issuance under the Plan.
New Plan Benefits
        Participation in the 2015 ESPP is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deduction. Accordingly, future purchases under the 2015 ESPP are not determinable.
        In addition, the amounts that would have been allocated under the 2015 ESPP if it had been in effect during fiscal year 2014 cannot be determined. No purchases has been made under the 2015 ESPP since its adoption by the Board.

Vote Required
        Approval of the 2015 ESPP requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy. Should such shareholder vote not be obtained, the 2015 ESPP will not be adopted.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE 2015 EMPLOYEE STOCK PURCHASE PLAN

OTHER MATTERS
Copies of Form 10-K Available

We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended January 31, 2015, as filed with the Securities and Exchange Commission, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction. Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320. Our SEC filings, including exhibits, are also available online at our company website, www.DollarTreeinfo.com, under the heading “Investor Relations.”

By order of the Board of Directors,
William A. Old, Jr.
Corporate Secretary

Chesapeake, Virginia
May 18, 2015

APPENDIX A

DOLLAR TREE, INC.
2015 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1
GENERAL

1.1
Purpose. The Dollar Tree, Inc. 2015 Employee Stock Purchase Plan (“Plan”) is intended to attract and retain employees of Dollar Tree, Inc. and its Member Companies (“Company”) by providing them with an opportunity to purchase shares of stock in the Company. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, but is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

1.2	Effective Date. The Plan is effective on September 1, 2015.

ARTICLE 2
DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings set forth in this Article unless a different meaning is required by the context:

2.1	Administrator. The Chief Administrative Officer of the Company or such other person as may be authorized from time to time pursuant to Section 3.4 hereof.

2.2	Board. Board of Directors of the Company.

2.3	Code. The Internal Revenue Code of 1986, as amended.

2.4	Committee. The committee appointed by the Board to administer the Plan as described in ARTICLE 2 of the Plan or if no such Committee is appointed, the entire Board.

2.5
Common Stock. The common stock $0.01 par value of the Company or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 10.6 of the Plan.

2.6	Compensation. Wages reported on Form W-2 before the deduction for elective deferrals to a Section 401(k) plan or Section 125 plan as those plans are defined in the Code.

2.7	Eligible Recipient. An Employee who satisfies the eligibility requirements contained in Section 4.1.

2.8	Employee. A common law employee of the Company or any Member Company.

2.9	Entry Dates. The first Offering Commencement Date next following the date on which an Employee has satisfied the eligibility requirements contained in Section 4.2.

2.10	Exchange Act. The Securities Exchange Act of 1934, as amended.

2.11	Fair Market Value. The Fair Market Value of the Common Stock shall be:

2.11.1
If the Common Stock is listed or admitted to unlisted trading privileges on any national securities exchange or is not so listed or admitted but transactions in the Common Stock are reported on The Nasdaq National Market System, the last sale price of the Common Stock on such exchange or reported by The Nasdaq National Market System as of such date (or, if no shares were traded on such day, as of the next preceding day on which there was such a trade).

2.11.2
If the Common Stock is not so listed or admitted to unlisted trading privileges or reported on The Nasdaq National Market System, and bid and asked prices therefor in the over-the-counter market are reported by The Nasdaq SmallCap Market® or the National Quotation Bureau, Inc. (or any comparable reporting service), the mean of the closing bid and asked prices as of such date, as so reported by The Nasdaq System, or, if not so reported thereon, as reported by the National Quotation Bureau, Inc. (or such comparable reporting service).

2.11.3
If the Common Stock is not so listed or admitted to unlisted trading privileges or reported on The Nasdaq National Market System, and bid and asked prices therefor in the over-the-counter market are reported by The Nasdaq SmallCap Market® or the National Quotation Bureau, Inc. (or any comparable reporting service), the mean of the closing bid and asked prices as of such date, as so reported by The Nasdaq System, or, if not so reported thereon, as reported by the National Quotation Bureau, Inc. (or such comparable reporting service).

2.12
Member Company. Member Company means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Administrator designates as a participating employer in the Plan.

2.13
Offering. An offer made by the Company to the Participants for the purchase of shares of Common Stock, on a quarterly basis commencing on the Offering Commencement Date and ending on the Offering Termination Date, through payroll deductions subject to the terms and conditions of the Plan. Notwithstanding the preceding sentence, Section 2.14, or Section 2.15, the Committee and the Administrator shall each individually have the power to change the duration and frequency of any future Offering or Offerings (including the Offering Commencement Date and Offering Termination Date) without shareholder approval if such change is announced at lease five (5) days prior to the scheduled beginning of the first Offering to be affected thereafter; provided, however that (i) no Offering may have an Offering Termination Date that is more than twelve (12) months after its Offering Commencement Date; and (ii) in the event of a conflict between a change made by the Committee and a change made by the Administrator, the change made by the Committee will control.

2.14	Offering Commencement Date. Subject to Section 2.13, the first day of each calendar quarter.

2.15	Offering Termination Date. Subject to Section 2.13, the last day of each calendar quarter.

2.16	Option. The right of an Eligible Recipient to purchase Common Stock under the Plan.

2.17	Option Agreement. The Agreement described in Section 4.5.

2.18
Option Price. The purchase price for each share of Common Stock shall be the lower of: (i) 85% of the Fair Market Value of the Common Stock on the Offering Commencement Date; or (ii) 85% of the Fair Market Value of the Common Stock on the Offering Termination Date.

2.19	Participant. An Eligible Recipient who has elected to participate in the Plan in accordance with procedures established herein.

ARTICLE 3
PLAN ADMINISTRATION

3.1
The Committee. The Plan shall be administered by the Committee. Members of the Committee, if established, shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board. A majority of the members of the Committee shall constitute a quorum. The Committee shall act by majority approval of the members, shall keep minutes of its meetings and shall provide copies of such minutes to the Board. Action of the Committee may be taken without a meeting if unanimous written consent is given. Copies of minutes of the Committee’s meetings and of its actions by written consent shall be provided to the Board and kept with the corporate records of the Company.

3.2
Requirements of the Exchange Act or the Code. Notwithstanding Section 3.1 above, in the event that Rule 16b-3 of the Exchange Act or Section 162(m) of the Code or any successor provisions thereto provides specific requirements for the administrators of plans of this type, then the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3 and Section 162(m).

3.3
Authority of the Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination in the foregoing matters shall be conclusive.

3.4
Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

3.5
The Administrator. The Administrator shall have the duties and responsibilities specified in the Plan and any responsibilities or duties delegated to the Administrator by the Committee. The Administrator may delegate any of the duties and responsibilities specified in the Plan to an officer in the human resources department of the Company.

ARTICLE 4
ELIGIBILITY AND PARTICIPATION

4.1	Conditions of Eligibility. An Eligible Recipient is an Employee who has been employed by the Company and/or a Member Company for three (3) months.

4.2
Effective Date of Participation. An Eligible Recipient may become a Participant as of the first Offering Commencement Date (“Entry Date”) next following the date on which the Employee met the eligibility requirements contained in Section 4.1, provided that the Eligible Recipient remains employed on the Entry Date.

4.3
Election to Participate. An Eligible Recipient may become a Participant by completing an Option Agreement, which includes the authorization for a payroll deduction, on the form, including an electronic format, provided by the Company and filing it with the Administrator on or before the date set by such officer, which date shall be prior to the Offering Commencement Date for which participation is sought. Properly authorized payroll deductions for a Participant shall commence on the applicable Offering Commencement Date and shall end when terminated by the terms of the Option Agreement or when terminated by the Participant as provided in ARTICLE 8.

4.4	Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option to participate in the Plan:

4.4.1
if, immediately after the grant, such Employee would own stock, and/or hold outstanding Options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

4.4.2
which permits an Employee’s rights to purchase Common Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in Fair Market Value of the Common Stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding.

4.5
Option Agreement. Each Eligible Recipient shall receive an Option Agreement. The Option Agreement shall contain the terms for the purchase of Common Stock pursuant to the provisions of the Plan and the discretion of the Committee where applicable. The Option Agreement shall also contain authorization for the payroll deduction. An Eligible Recipient may only become a Participant upon the timely completion and return of the Option Agreement according to the terms contained therein.

ARTICLE 5
OFFERINGS AND OPTION GRANTS

5.1
Duration of Offerings. Subject to Section 2.13, the Plan shall be implemented in a series of quarterly Offerings which shall continue until all shares of Common Stock reserved for this Plan have been issued to the Participants; provided, however, that no Offering under the Plan shall commence after the tenth anniversary of the Effective Date of the Plan.

5.2
Number of Option Shares. On each Offering Commencement Date, a Participant shall be granted an Option to purchase on each Offering Termination Date up to a number of shares of Common Stock of the Company determined by dividing such Participants accumulated payroll deductions as of the Offering Termination Date by the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering more than 1,000 shares of Common Stock of the Company, and provided further that such purchase shall be subject to the limitations of Sections 4.4 and 10.1. The Committee may for future offerings, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during each Offering. Exercise of the Option shall occur as provided herein, unless the Participant has withdrawn pursuant to ARTICLE 8. The Option shall expire on the Offering Termination Date.

ARTICLE 6
PAYROLL DEDUCTIONS

6.1
Amount of Deduction. When completing an Option Agreement, the Participant must elect to have deductions made from his paycheck on each payday during the time he is a Participant in an Offering at the rate of 1, 2, 3, 4, 5, 6, 7, 8, 9 or 10% of his Compensation as determined for each applicable paycheck.

6.2	Participant’s Account. The Company shall establish a bookkeeping account for each Participant and all payroll deductions made for a Participant shall be credited to his account under the Plan.

6.3
Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan as provided in ARTICLE 8, but no other change can be made during an Offering and, specifically, a Participant may not alter the amount of his payroll deductions during an Offering.

ARTICLE 7
EXERCISE OF OPTION

7.1
Automatic Exercise. Unless a Participant gives written notice to the Company as hereinafter provided, his Option for the purchase of Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable Option Price (but not in excess of the number of shares for which Options have been granted to the Employee pursuant to Section 5.2 ) and any excess in his account at that time will be returned to him, except as provided in Section 7.3.

7.2	Withdrawal of Account. In accordance with Section 8.1, a Participant may elect to withdraw all, but not less than all, the accumulated payroll deductions in his account at such time.

7.3
Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares shall, unless otherwise requested by the Participant, be held in the Participant’s account for the purchase of Common Stock during the next Offering.

7.4	Transferability of Option. During a Participant’s lifetime, Options held by such Participant shall be exercisable only by that Participant.

7.5
Delivery of Stock. As promptly as practicable after the Offering Termination Date of each Offering, the Company shall arrange the delivery to each Participant, as appropriate, of a record of the shares purchased. The Administrator may permit or require that such shares be deposited directly with a broker designated by such officer or to a designated agent of the Company, and the Administrator may utilize electronic or other automated methods of share transfer. Common Stock will be issued in the name of the Participant, or, if the Participant so directs by written notice to the Administrator prior to the Offering Termination Date applicable thereto, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any Option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 7.5.

7.6
Holding Period. In the sole discretion of the Administrator, the Administrator may establish a holding period for any shares of Common Stock purchased in a particular Offering. The holding period shall commence on the Offering Termination Date and shall not exceed a period of time that is equal to twenty-four months minus the length of the applicable Offering. During such holding period, the holder of the shares of Common Stock will not be permitted to sell such shares and the shares shall be designated with applicable resale restriction. The applicable holding period will be set forth in the Option Agreement for the applicable Offering Period and each participant will be required to agree to such holding period in the Option Agreement as a condition to participating in the Offering.

ARTICLE 8
WITHDRAWAL

8.1
In General. Under procedures established by the Administrator, a Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her Option under the Plan by submitting to the Administrator a notice of withdrawal in the form and manner prescribed by the Administrator for such purpose. Unless otherwise determined by the Administrator on a uniform and non-discriminatory basis, any election to withdraw from an Offering will be effective only with respect to the Offering Termination Dates that are at least five (5) business days after the properly completed election is received by the Administrator. All of the Participant’s payroll deductions credited to his or her account shall be paid to such Participant as promptly as practicable after the effective date of his or her withdrawal and such Participant’s Option for the Offering shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering. Once a Participant has withdrawn from an Offering, the Participant may not re-enroll in the same Offering. Moreover, payroll deductions shall not resume at the beginning of the succeeding Offering unless the Participant re-enrolls in the Plan in accordance with provisions of Section 4.3.

8.2
Effect on Subsequent Participation. A Participant’s withdrawal from any Offering will not have any effect upon his eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

8.3
Termination of Employment. Upon termination of the Participant’s employment for any reason, including retirement (but excluding death while in the employ of the Company or any Member Company), the Participant shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering but not yet used to exercise the Option shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 10.2, and such Participant’s Option shall be automatically terminated.

8.4
Termination of Employment Due to Death. Upon termination of the Participant’s employment because of his death, his beneficiary (as defined in Section 10.2) shall have the right to elect, by written notice given to the Administrator prior to the earlier of the Offering Termination Date or the expiration of a period of sixty (60) days commencing with the date of death of the Participant, either:

	8.4.1	to withdraw all of the payroll deductions credited to the Participant’s account under the Plan, or

8.4.2
to exercise the Participant’s Option for the purchase of Common Stock on the Offering Termination Date next following the date of the Participant’s death for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the Participant’s account at the date of the Participant’s death will purchase at the applicable Option Price, and any excess in such account will be returned to said beneficiary, without interest.

In the event that no such written notice of election shall be duly received by the Administrator of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph 8.4.2, to exercise the Participant’s Option.

ARTICLE 9
STOCK

9.1
Maximum Shares. The maximum number of shares of Common Stock which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.6, shall be equal to the sum of (i) three million (3,000,000) shares of Common Stock; (ii) any shares of Common Stock available for future awards under any prior employee stock purchase plan of the Company (the “Prior Plans”) as of the Effective Date; and (iii) any shares of Common Stock that are represented by options granted under any Prior Plans which are forfeited, expire or are canceled without delivery of shares of Common Stock or which for any reason result in the forfeiture of the shares of Common Stock back to the Company; provided, however, that the aggregate number of shares of Common Stock under Sections 9.1(ii) and (iii) above shall not exceed 500,000 shares of Common Stock. If the total number of shares of Common Stock for which Options are exercised on any Offering Termination Date in accordance with ARTICLE 5 exceeds the maximum number of shares reserved for this Plan, the Company shall make a pro rata allocation of the shares of Common Stock available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

9.2
Participant’s Interest in Common Stock. The Participant will have no interest in the Common Stock covered by his Option until such Option has been exercised on the applicable Offering Termination Date.

ARTICLE 10
MISCELLANEOUS

10.1
Compliance with Applicable Laws. The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise Options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

10.2
Designation of Beneficiary. The designated beneficiary pursuant to a qualified plan (as described in Section 401(a) of the Code) maintained by the Company shall be the designated beneficiary for this Plan, unless a Participant files a written designation of a beneficiary pursuant to this Plan. Such designation of beneficiary may be changed by the Participant by providing written notice to the Administrator in the form approved from time to time by the Administrator. To be valid, the written beneficiary designation must be received by the Administrator prior to the Participant’s date of death. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence at the Participant’s death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the stock or cash credited to the Participant under the Plan.

10.3
Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.2.

10.4
Use of Funds. Any payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

10.5	Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

10.6	Adjustment Upon Changes in Capitalization.

10.6.1
In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divesture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Board (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall make appropriate adjustment (which determination shall be conclusive) as to the number and kind of securities subject to outstanding Options. Without limiting the generality of the foregoing, in the event that any of such transactions are effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets, including cash, with respect to or in exchange for such Common Stock, all Participants holding outstanding Options shall upon the exercise of such Option receive, in lieu of any shares of Common Stock they may be entitled to receive, such stock securities or assets, including cash, as have been issued to such Participants if their Options had been exercised and such Participants had received Common Stock prior to such transaction.

10.6.2
Upon: (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (c) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 30% of the issued and outstanding Common Stock of the Company, or (d) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 70% of the outstanding shares of the surviving company after the transaction, the holder of each Option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such Option for each share as to which such Option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of Common stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 10.6 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such Option might thereafter be entitled to receive.

10.7
Amendment and Termination. The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Options under the Plan shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall be effective, without approval of the shareholders of the Company, if shareholder approval of the amendment is then required to comply with or obtain exemptive relief under any tax or regulatory requirement the Board deems desirable to comply with or obtain exemptive relief under, including without limitation, pursuant to Rule 16b-3 under the Exchange Act or any successor rule or Section 422 of the Code or under the applicable rules or regulations of any securities exchange or the NASD, and provided further that no such amendment shall change the terms, conditions or eligibility requirements of an Option granted under the Plan. No termination, suspension or amendment of the Plan shall alter or impair any outstanding Option without the consent of the Participant affected thereby; provided, however, that this sentence shall not impair the right of the Board to take whatever action it deems appropriate under Section 10.6.1 or Section 10.6.2 of the Plan.

10.8
No Employment Rights. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Member Company to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Member Company.

10.9
Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatee, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

10.1
Governing Law. The place of administration of the Plan shall be conclusively deemed to be within the Commonwealth of Virginia, and the rights and obligations of any and all persons having or claiming to have had an interest under the Plan or under any agreements evidencing Options shall be governed by and construed exclusively and solely in accordance with the laws of the Commonwealth of Virginia without regard to conflict of laws provisions of any jurisdictions. All parties agree to submit to the jurisdiction of the state and federal courts of Virginia with respect to matters relating to the Plan and agree not to raise or assert the defense that such forum is not convenient for such party.

10.1
Construction and Headings. The use of the masculine gender shall also include within its meaning the feminine, and the singular may include the plural and the plural may include the singular, unless the context clearly indicates to the contrary. The headings of the Articles and Sections of the Plan are for convenience of reading only and are not meant to be of substantive significance and shall not add or detract from the meaning of such Article or Section.

10.1
Savings Clause. The Plan is intended to qualify as an employee stock purchase plan as defined under Code Section 423 and Treasury Regulation Section 1.423-2, and the terms and conditions of the Plan shall be interpreted and applied consistent with such intent.

DOLLAR TREE, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES LISTED HEREIN AND "FOR" PROPOSALS 2, 3 and 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Arnold S. Barron	☐	☐	☐	02 - Macon F. Brock, Jr.	☐	☐	☐	03 - Mary Anne Citrino	☐	☐	☐
04 - H. Ray Compton	☐	☐	☐	05 - Conrad M. Hall	☐	☐	☐	06 - Lemuel E. Lewis	☐	☐	☐
07 - J. Doulgas Perry	☐	☐	☐	08 - Bob Sasser	☐	☐	☐	09 - Thomas A. Saunders III	☐	☐	☐
10 - Thomas E. Whiddon	☐	☐	☐	11 - Carl P. Zeithaml	☐	☐	☐				

	For	Against	Abstain		For	Against	Abstain
2. To Approve, on an Advisory Basis, the Compensation of the Company's Named Executive Officers	☐	☐	☐	3. To Ratify the Selection of KPMG as the Company's Independent Registered Public Accounting Firm	☐	☐	☐
4. To Approve the Company's 2015 Employee Stock Purchase Plan	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 3 8 0 4 9 2

023DSB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DOLLAR TREE, INC.

500 Volvo Parkway, Chesapeake, Virginia 23320

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting, June 18, 2015

The undersigned hereby appoints Macon F. Brock, Jr. and William A. Old, Jr, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE, INC. to be held at The Founders Inn, 5641 Indian River Road, Virginia Beach, Virginia 23464, on Thursday, June 18, 2015 at 10:00 a.m. Eastern Standard Time, and at any adjournment thereof, on any matters coming before the Meeting.

Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. **If no direction is made, this proxy will be voted "FOR" Proposals 1, 2, 3, and 4.**

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.